UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Viad Corp
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Viad Corp
1850 North Central Avenue, Suite 1900
Phoenix, Arizona 85004-4565
April 10, 2014
Dear Fellow Viad Corp Shareholder:
We look forward to your attendance in person or by proxy at the 2014 Annual Meeting of Shareholders of Viad Corp. We will hold the meeting on Thursday, May 22, 2014, at 8:00 a.m., Mountain Standard Time, at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016. The formal notice of the meeting and proxy statement are attached and provide information about the matters to be acted upon by shareholders.
Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of the Company and for a discussion of the business to be considered at the meeting, as explained in the notice and proxy statement. The agenda for this year’s annual meeting includes the following items:

Agenda Item	Board Recommendation
Election of Directors	FOR
Ratification of Deloitte & Touche LLP as our independent public accountants for 2014	FOR
Advisory approval of named executive officer compensation	FOR
Your vote is important, and we urge you to cast your vote promptly. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card in the envelope provided, or you may vote your shares by telephone or the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.
Thank you for your continued support of Viad Corp.

Sincerely,

Paul B. Dykstra
Chairman, President and Chief Executive Officer

Viad Corp
1850 North Central Avenue, Suite 1900
Phoenix, Arizona 85004-4565

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 22, 2014
8:00 a.m.
The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016
The 2014 Annual Meeting of Shareholders of Viad Corp, a Delaware corporation, will be held at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016, on Thursday, May 22, 2014, at 8:00 a.m., Mountain Standard Time. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel’s free valet parking. The purposes of the meeting are to:
1.    Elect three directors to Viad’s Board of Directors, each for a three-year term;
2.    Ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2014;
3.    Approve, in an advisory vote, the 2013 compensation of Viad’s named executive officers; and
4.    Consider any other matters which may properly come before the meeting and any adjournments.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. Our 2013 Annual Report, including financial statements, is included with your proxy materials. Only shareholders of record of common stock at the close of business on March 26, 2014 are entitled to receive this notice and to vote at the meeting. A list of shareholders entitled to vote will be available at the meeting for examination by any shareholder for any proper purpose. The list will also be available on the same basis for 10 days prior to the meeting at Viad’s principal executive office at the address listed above. To assure your representation at the meeting, please vote your shares by telephone, the Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. The Internet and automated telephone voting features are described on the proxy card. We have enclosed a return envelope, which requires no postage if mailed in the United States, if you choose to mail your proxy. Your proxy is being solicited by the Board of Directors.

By Order of the Board of Directors

DEBORAH J. DEPAOLI
General Counsel and Secretary
April 10, 2014
Important Notice Regarding the Availability of Proxy Materials
The 2014 Proxy Statement and 2013 Annual Report are available at viad.investorroom.com/proxy_notices
(or go to www.viad.com and then click onto the link “2014 Annual Meeting-Proxy Materials”).

PROXY STATEMENT SUMMARY

Viad Corp 2014 Annual Meeting	Thursday, May 22, 2014 8:00 a.m., Mountain Standard Time	The Ritz-Carlton 2401 East Camelback Road Phoenix, Arizona 85016

Agenda	1.	Elect three directors.
	2.	Ratify the appointment of Deloitte & Touche LLP as our independent public accountants (also referred to as “independent auditors”) for 2014.
	3.	Hold an advisory vote to approve the 2013 compensation of Viad’s named executive officers.
	4.	Any other proper business.

Proxies Solicited By	Board of Directors of Viad Corp.

First Mailing Date	We anticipate mailing the proxy statement on April 10, 2014.

Record Date	March 26, 2014. On the record date, we had 20,412,667 shares of our common stock outstanding.

Voting
If you were a holder of common stock on the record date, you may vote at the meeting. Each share held by you is entitled to one vote. You can vote in person at the meeting, by the Internet, by automated telephone voting or by proxy.

Proxies
We will vote signed returned proxies “FOR” the Board’s director nominees, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for 2014 and “FOR” the approval of the compensation of Viad’s named executive officers, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under the “Voting Procedures and Revoking Your Proxy” section of this proxy statement.

Your Comments	Your comments about any aspect of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.
Prompt return of your proxy will help reduce the costs of resolicitation.

Viad Corp | PROXY STATEMENT SUMMARY	1

PROPOSAL 1: ELECTION OF DIRECTORS
INTRODUCTION
Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors (the “Board of Directors” or the “Board”) of Viad Corp (“Viad,” “we” or the “Company”) has nominated the three persons listed below to serve as directors. Each of the director nominees proposed for election at this year’s annual meeting are independent directors within the meaning of the New York Stock Exchange (“NYSE”) listing standards, applicable Securities and Exchange Commission (“SEC”) regulations and Viad’s Corporate Governance Guidelines.
MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS
Viad’s Bylaws (the “Bylaws”) provide that the vote standard is a majority of votes cast for uncontested elections of directors, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. The Bylaws further provide that if a nominee who already serves as a director is not elected by a majority vote, then the director will be obligated to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will be required to publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. In contested elections where the number of nominees exceeds the number of directors to be elected, the Bylaws provide for a plurality vote standard. If a nominee who was not already serving as a director is not elected at the annual meeting, the Bylaws provide that the nominee would not become a director.
SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS
While Viad’s directors have many individual qualifications, our Board believes that certain specific qualifications are common to all of Viad’s directors, and these qualifications (as well as others) led the Board to conclude that each director listed below under the “Director Nominees” and “Directors Continuing in Office” sections should serve on the Board. These qualifications include:

•	Highest ethical standards and integrity

•	Willingness to act on and be accountable for Board decisions

•	Ability to provide informed and thoughtful counsel to top management on a range of issues

•	History of achievement that reflects superior standards for himself/herself and others

•	Loyalty and commitment to driving the success of Viad

•	Willingness to ask questions and pursue answers

•	Ability to take tough positions, while at the same time work as a team player

•	Willingness to devote sufficient time to carrying out his/her duties and responsibilities effectively as a Board member, and commitment to serve on the Board for an extended period of time

•	Adequate time to spend learning the businesses of Viad

•	Individual background that provides a portfolio of experience, knowledge and personal attributes commensurate with Viad’s needs

BOARD STRUCTURE
Our Board currently consists of nine persons divided into three classes or groups. The term of one class of directors expires at each annual meeting, and nominees are elected to that class for a term of three years. Three directors are proposed for election at this year’s Annual Meeting of Shareholders.
DIRECTOR NOMINEES
Our Board of Directors has nominated Paul B. Dykstra, Edward E. Mace and Margaret E. Pederson for election at the 2014 Annual Meeting of Shareholders. These nominees are currently members of the Board of Directors and, if elected, have agreed to serve another term, which will expire in 2017. Information about the director nominees is presented below.

2	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

Paul B. Dykstra
Mr. Dykstra has served as Chairman, President and Chief Executive Officer of Viad since April 1, 2008, President and Chief Executive Officer of Viad since April 1, 2006 and Chief Operating Officer of Viad since January 1, 2006. Prior to 2006, Mr. Dykstra was President and Chief Executive Officer of Global Experience Specialists, Inc. (“GES”), a subsidiary of Viad, since 2000 and Executive Vice President-International and Corporate Development of GES since 1999. He served as Executive Vice President-General Manager and in other similar executive positions with Travelers Express Company, Inc., a former subsidiary of Viad, from 1994 to 1999. Through his many executive management positions held with Viad’s businesses, Mr. Dykstra has developed substantial experience in corporate strategy, operations, commercial development and sales, accounting and finance. Age 52. Director since 2006.

Edward E. Mace
Mr. Mace has been President of Mace Pacific Holding Company, LLC, a private investment company working with investors and developers in the acquisition and repositioning of branded and independent luxury hotels and resorts, since 2006. During that time, he also served as President, Chief Executive Officer and Managing Partner of Ascent Resort Partners, a developer and operator of hotels and resorts, from 2009 to 2011 and was a member of the Concessions Management Advisory Board of the U.S. National Park Service from 2010 to 2012. Mr. Mace was President of Vail Resorts Lodging Company and Rock Resorts International LLC, both subsidiaries of Vail Resorts, Inc., an owner, manager and developer of ski resorts and related lodging, from 2001 to 2006. Prior to that position, Mr. Mace served on the management team of Fairmont Hotels & Resorts, Inc., where he served as Vice Chairman from 2000 to 2001, President and Chief Executive Officer from 1998 to 2000, and Executive Vice President from 1996 to 1998. From 1994 to 1996, Mr. Mace was a partner in KPMG LLP’s hospitality and real estate consulting practice. He also served as a director of BRE Properties, Inc., a publicly-traded real estate investment trust, from 1998 to 2010. Mr. Mace has extensive public company experience in the travel and leisure sector, both as an executive officer and as a director, as well as finance and accounting experience. Age 62. Director since 2012.

Margaret E. Pederson
Ms. Pederson has served as the President of Amirexx LLC, a consulting firm focused on exhibitions, conferences, events and media, since 2008, and Managing Director, Golden Seeds Fund LP, an investment group that is dedicated to investing in early and growth stage companies founded and/or led by women, since 2010. Ms. Pederson served as Chairman of the Board, International Association of Exhibitions and Events, an international association representing those who plan, produce and service exhibitions, conferences and proprietary corporate events, from 2008 to 2009. She also served as President, Penton Exhibitions group of Penton Media, Inc., an exhibition and conference organizer, from 1999 to 2008. Ms. Pederson has extensive industry experience and knowledge concerning the industries in which Viad’s Marketing & Events Group competes. She also has substantial experience in international business. Age 59. Director since 2011.

Recommendation of the Board
The Board of Directors recommends that you vote “FOR” these director nominees.

DIRECTORS CONTINUING IN OFFICE
Information about the six directors continuing in office until expiration of their designated terms is presented below.
For Terms Expiring at the 2015 Annual Meeting:

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	3

Daniel Boggan Jr.
Mr. Boggan is a retired Senior Vice President and Chief Operating Officer of the National Collegiate Athletic Association (NCAA), a voluntary organization which governs college and university athletic programs, from 1996 through his retirement in August 2003. He was Chief of Staff, Office of the Mayor, Oakland, California from January 2007 to August 2007 and Vice President-Business Development for Siebert Brandford Shank & Co., L.L.C., a municipal finance firm which provides investment banking, sales and trading and financial advisory services, from October 2005 until March 2006. From 2003 to 2005, Mr. Boggan served as a consultant for Siebert Brandford Shank & Co., L.L.C. Mr. Boggan also served as a trustee of The California Endowment from 2004 to 2013, as Chair of its Investment and Finance Committee from 2010 to 2012 and as Chairman of its Board from 2008 to 2010. He served as a trustee of Albion College from 1993 to 2011. He also served on the Board of Alameda County Medical Center as President and Chair of the Executive Committee from 2010 to 2013, as a member of the Human Resources Committee and Quality Professional Services Committee from 2008 to 2013 and as Vice Chair from 2008 to 2010. He was a director of Collective Brands, Inc. from 1997 to 2012 and is currently a director of The Clorox Company. Mr. Boggan has specific knowledge regarding the marketing industry, sales and the industries specific to Viad. Age 68. Director since 2005.

Richard H. Dozer
Mr. Dozer was Chairman-Phoenix Office of GenSpring Family Offices, a wealth management firm for ultra high net worth families, a position he held from 2008 to 2013. He also serves as Treasurer of the Greater Phoenix Convention and Visitors Bureau. Mr. Dozer was co-founder and a managing partner of CDK Partners, a real estate development and investment company, from 2006 to 2008. Mr. Dozer was President of the Arizona Diamondbacks, a Major League Baseball franchise, from the team’s inception in 1995 until 2006, Vice President and Chief Operating Officer of the Phoenix Suns, an NBA professional basketball franchise, from 1987 to 1995 and President of the US Airways Center arena (formerly America West Arena) from 1989 to 1995. Mr. Dozer’s leadership positions with the Arizona Diamondbacks, Phoenix Suns and US Airways Center provided him with skills and experience in operations, sales and other areas related to Viad’s specific industries, including marketing, corporate events and branded events. Mr. Dozer also has financial experience, which he acquired from his audit manager position and other positions he held with Arthur Andersen from 1979 to 1987, during which time he held a CPA license. Mr. Dozer is a director and Audit Committee Chairman of Swift Transportation Company, a public company, a director and Finance Committee Chairman of Blue Cross Blue Shield of Arizona, as well as a member of the Executive Committee, Compensation Committee and Audit Committee of that company, and a director and Audit Committee and Finance Committee member of Apollo Education Group, Inc., a public company. He previously served as a director of Stratford American Corporation from 1998 to 2006. Age 57. Director since 2008.

Robert E. Munzenrider
Mr. Munzenrider is Founder or Co-Founder of several e-commerce businesses, and is a retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturing and marketing company. Mr. Munzenrider has a strong finance and accounting background, holding his CPA license since 1971 and serving in the position of Chief Financial Officer for a majority of his professional career. In addition, he has a historical familiarity with Viad operations, as he was the Chief Financial Officer of three of Viad’s former operating companies from 1982 to 1997. Mr. Munzenrider is a director of MGC Diagnostics Corporation (formerly Angeion Corporation), and is Chair of the Audit Committee and a member of the Compensation Committee and Nominating Committee. He is also Lead Director, Chair of the Audit and Governance & Nominating Committees and a member of the Compensation Committee of Kips Bay Medical, Inc. He previously served as a director of Criticare Systems, Inc., ATS Medical, Inc. and CABG Medical, Inc. Age 69. Director since 2004.

4	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

For Terms Expiring at the 2016 Annual Meeting:

Andrew B. Benett
Mr. Benett is the Global Chief Executive Officer of Havas Worldwide, a leading global integrated marketing communication agency and the largest unit of Havas Creative Group, and the Chief Strategy Officer of Havas Creative Group, a business unit of Havas, which is a leading global advertising, digital and communications group. Prior to becoming the Global Chief Executive Officer of Havas Worldwide in January 2014, he was Global President since January 2013. He has served in the position of Chief Strategy Officer since 2010. From 2010 to 2013, Mr. Benett also held the position of Global Chief Executive Officer of Arnold Worldwide, a Havas company. From 2007 to 2010, Mr. Benett was Global Chief Strategy Officer of Havas Worldwide (formerly known as Euro RSCG Worldwide, Inc.) and Co-Chief Executive Officer of Euro RSCG New York, a Euro RSCG Worldwide company. From 2004 to 2007, he was Executive Vice President, Global Chief Strategy Officer of Havas Worldwide. From 2003 to 2004, Mr. Benett was Executive Vice President and Executive Director, Brand Strategy and Innovation of Futurebrand Company, Inc., a brand strategy and design consultancy. Mr. Benett has extensive experience in the areas of innovative marketing solutions and digital media, broad knowledge of the digital and social media revolution impacting businesses and decades of experience working with some of the world’s most well-known brands. Age 43. Director since 2013.

Isabella Cunningham
Dr. Cunningham is an Ernest A. Sharpe Centennial Professor in Communication at The University of Texas at Austin, where she has worked since 1983. She has been the Chair of the Department of Advertising and a Professor of Advertising at the university since 2002 and 1981, respectively, and serves as a member of many university and community organizations. Dr. Cunningham has extensive knowledge and expertise regarding the marketing industry, including the face-to-face marketing space in which Viad competes, and has been published extensively in the area of business and marketing. She has broad international business exposure and holds a Doctor of Jurisprudence degree and a Masters in Business Administration degree from two Brazilian universities. Dr. Cunningham acquired executive management and governance experience during her service on the boards of directors of Cornell Companies, Inc. from 2005 to 2006, Dupont Photomasks, Inc. from 2001 to 2005 and other for-profit companies and non-profit organizations. Age 71. Director since 2005.

Albert M. Teplin
Dr. Teplin is a retired Senior Economist for the Board of Governors of the Federal Reserve System, where he served in that position from 2001 to October 2002 and as Chief, Flow of Funds Section from 1989 to 2001. Dr. Teplin has broad experience analyzing economic trends and their application to business practices and government policies and has a doctorate in economics from the Johns Hopkins University in Baltimore, Maryland. His background also provides him with an ability to understand and evaluate technical financial matters pertaining to mergers, acquisitions and other significant business decisions. He is a Certified Financial Planner™ and currently heads Teplin Financial Planning LLC. He was previously a director from 2004 to 2010 and Audit Committee Chair from 2008 to 2010 of MoneyGram International, Inc. Age 68. Director since 2003.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE POLICIES AND PRACTICES
In accordance with applicable laws and the Bylaws, the business and affairs of Viad are governed under the direction of the Board of Directors. The system of governance practices the Company follows is set forth in its Corporate Governance Guidelines and in the charters of each of the committees of the Board of Directors. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to its duties, operations, committee matters, director qualifications and selection process, director compensation, director independence, director orientation and continuing education, chief executive officer evaluation, management succession and annual Board and committee evaluation. The Corporate Governance Guidelines and committee charters are reviewed periodically to ensure the effective and efficient governance of Viad and compliance in a timely manner with all laws and the listing standards of the NYSE that are applicable to corporate governance.

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	5

Corporate governance information, including the Corporate Governance Guidelines, committee charters and the Code of Ethics applicable to Viad’s directors, officers and employees may be viewed on Viad’s web site at http://viad.investorroom.com/corporate_governance. They are also available in print upon request to the Corporate Secretary of Viad at the address listed in the notice of meeting attached to this proxy statement.
CORPORATE GOVERNANCE HIGHLIGHTS
We are proud of our corporate governance program. Highlights of the corporate governance standards of our Company are provided below:

•	No poison pill agreement

•
Company policy prohibits all directors, executive officers and employees from engaging in hedging transactions with respect to Viad securities, and all directors, NEOs and other executive officers from pledging, or using as collateral, Viad securities in order to secure personal loans or other obligations

•	Viad’s NEOs and other executive officers may not sell any vested restricted stock granted in 2013 and thereafter unless and until they have complied with the Company’s stock ownership guidelines

•	All directors are independent outside directors, except the Chairman

•	The Board has a Lead Independent Director and regular non-management executive sessions of the Board are held

•	The Company has a majority voting requirement for the election of directors in uncontested elections and mandatory resignation for incumbent directors who do not receive a majority of the votes

•	All standing committees of the Board are comprised 100% of independent outside directors

•	Three directors with extensive expertise in Viad’s industries were recently elected to the Board, namely Mr. Benett (2013), Mr. Mace (2012) and Ms. Pederson (2011)

•	Forfeiture (or “clawback”) provisions apply to short-term and long-term incentive compensation

•
Policy on insider trading generally permits directors, Viad’s NEOs and other executive officers to engage in transactions involving the Company’s common stock and other securities only (a) during a trading window of limited duration, and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information

•	A culture of compliance and ethical behavior reinforced through our Always Honest® Compliance & Ethics Program, which we instituted nearly 20 years ago
COMMITTEES AND DIRECTOR INDEPENDENCE
Our Board maintains three standing committees to assist in fulfilling its responsibilities: the Audit Committee, the Corporate Governance and Nominating Committee and the Human Resources Committee. Our Board also has one ad hoc committee: the Innovation & Marketing Strategy Committee. Each committee meets periodically during the year, reports regularly to the full Board and annually evaluates its performance. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board in February 2014, within the meaning of the NYSE listing standards, applicable SEC regulations and Viad’s Corporate Governance Guidelines. The Corporate Governance Guidelines include categorical standards for independence that meet or exceed the NYSE listing standards.

6	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Name	Audit	Corporate Governance and Nominating	Human Resources	Innovation & Marketing Strategy[1]	Independent Director
Mr. Benett		Member		Member	Yes
Mr. Boggan		Member	Member		Yes
Dr. Cunningham	Member	Member		Member	Yes
Mr. Dozer	Member		Chair		Yes
Mr. Dykstra				Member	No
Mr. Mace	Member		Member		Yes
Mr. Munzenrider	Chair		Member		Yes
Ms. Pederson		Member	Member	Chair	Yes
Dr. Teplin	Member	Chair			Yes
2013 Meetings	11	6	5	11

[1]	Ad hoc committee of the Board formed on February 27, 2013.
The particular areas of responsibility of each Board committee and other related information are described below. Each committee may form and delegate authority to a subcommittee of one or more members of the committee.
Audit Committee. The Audit Committee appoints Viad’s independent registered public accountants and assists the Board in monitoring the quality and integrity of the financial statements of Viad, the compliance by Viad with legal and regulatory requirements and the independence and performance of Viad’s internal auditors and external independent registered public accountants. The Committee conducts regularly scheduled executive sessions with individual members of Viad’s management and with Viad’s independent registered public accountants. The Committee has sole authority to appoint or replace Viad’s independent registered public accountants. The independent registered public accountants report directly to the Committee. The Board has determined that all members of the Audit Committee are “financially literate,” as defined by NYSE listing standards, and that Mr. Munzenrider qualifies as an “audit committee financial expert,” as defined by SEC regulations.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee proposes a slate of directors for election by the shareholders at each annual meeting and proposes candidates to fill any vacancies on the Board. The Committee is also responsible for an assessment of the Board’s performance to be discussed with the full Board annually, and for review of, and from time to time for proposal of changes to, the Corporate Governance Guidelines and the compensation and benefits of non-employee directors. The Committee has sole authority to retain and/or terminate any search firm or compensation consultant used to identify director candidates or to assist in the evaluation of director compensation.
Human Resources Committee. The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and shareholder value. The Committee also reviews and approves, subject to ratification by independent members of the Board, the salary and equity and incentive compensation of Viad’s Chief Executive Officer (the “CEO”), approves salaries and compensation of other Viad executive officers and approves incentive compensation targets and awards under various compensation plans and programs of Viad. In addition, the Committee has sole authority to retain and/or terminate any compensation consultant used to assist in the evaluation of the compensation of the CEO and other executive officers. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. While the Corporate Governance and Nominating Committee is responsible for reviewing and making recommendations to the Board regarding non-employee director compensation and benefits, the Human Resources Committee has sole authority to approve grants of equity compensation to non-employee directors under the 2007 Viad Corp Omnibus Incentive Plan. The CEO makes a recommendation to the Committee on the compensation of other executive officers of Viad; however, the Committee has sole authority to approve, for the CEO and other executive officers, (a) the annual base salary level, (b) the annual incentive opportunity level and granting of incentive awards, (c) the long-term incentive opportunity level and granting of awards and (d) any special or supplemental benefits, with the salary, equity and incentive compensation of the CEO being subject to ratification by independent members of the Board.

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7

Independent Compensation Consultant to Human Resources Committee. The Human Resources Committee has retained Pearl Meyer & Partners (“PM&P”) as the Committee’s independent compensation consultant. In 2013, PM&P performed executive compensation market analysis and executive pay and performance alignment analysis. The Committee derived benchmark valuations from general industry market surveys and the Company’s comparator group in consultation with PM&P. Viad paid PM&P in 2013 only for services and advice related to executive compensation. The Human Resources Committee assessed, based on the six independence factors for compensation consultants outlined in the SEC rules, whether the work of its independent compensation advisor would raise a conflict of interest. Based on a review of the six independence factors, the Committee determined that the services provided by PM&P to Viad had not raised a conflict of interest.
Innovation & Marketing Strategy Committee. The Innovation & Marketing Strategy Committee of the Board is an ad hoc committee responsible for assisting the Board in overseeing the Company’s innovation and marketing strategies and related activities, reviewing and monitoring the progress of such activities and providing strategic advice in connection with initiatives to expand and accelerate the use of digital solutions by the Company. The Committee was established in 2013.
BOARD MEETINGS AND ANNUAL SHAREHOLDER MEETING
Under Viad’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting of Shareholders, Board meetings and meetings of committees on which they serve. The Board of Directors held four regular meetings and five special meetings during 2013. Each director who held office in 2013 attended 100% of his or her Board and committee meetings in 2013. All directors who held office in May 2013 were in attendance at the 2013 Annual Meeting of Shareholders.
MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board held eight executive sessions of the independent, non-management directors in 2013. Regular executive sessions of the non-management directors have been scheduled for 2014.
LEAD INDEPENDENT DIRECTOR
Mr. Dozer is the Lead Independent Director of Viad, and was designated by the Board to serve a two-year term beginning May 21, 2013 and ending at the 2015 Annual Meeting of Shareholders, or until such other time as his successor is chosen by action of the non-management directors of Viad.
BOARD LEADERSHIP STRUCTURE
The Board combines the role of chairman of the board with the role of chief executive officer. The Board also has a Lead Independent Director, who is an experienced independent director. The Board believes this governance structure provides efficient and effective leadership for Viad. Having a single person lead both the Board and management fosters effective decision-making, enabling the definition of corporate strategies to be driven by a unified vision and supported by a clear path of accountability. Furthermore, Mr. Dykstra, Viad’s Chairman and CEO, is receptive to input from the Board, and engages in frequent communication with members of the Board, as appropriate. The Board also believes that Viad has appropriate governance practices to ensure that the full Board maintains independent oversight, including:

•	All directors on the Board are independent, except the CEO

•	Executive sessions of the independent directors are held at regular meetings of the Board, and such meetings are chaired by the Lead Independent Director

•	An annual review of the performance of the CEO is conducted by the Human Resources Committee, whose members are all independent directors

•	An annual review of the Board’s performance is led by the Corporate Governance and Nominating Committee, whose members are all independent directors

8	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

•	The process for selecting new directors is led by the Corporate Governance and Nominating Committee, whose members are all independent directors

•
Regular succession planning reviews are conducted by the Board for the positions of the CEO and his senior management team, as well as other significant management positions within Viad’s operating companies. The Board periodically reviews interim (i.e., emergency-response) and long-term succession plans with a view toward providing for orderly transitions (in the cases of both planned and unplanned management changes) related to each of Viad’s key executive positions

CORPORATE GOVERNANCE AND NOMINATING AND HUMAN RESOURCES COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION
Viad is not aware of any interlocking relationships between any member of the Human Resources Committee or Corporate Governance and Nominating Committee and any of Viad’s executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
In February 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (including directors, executive officers, shareholders owning 5% or greater of the Company’s outstanding stock and their immediate family members). The policy applies to any transaction in which Viad or an operating company is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Viad or one of its operating companies, as well as any compensation arrangements with executive officers or directors of Viad that have been approved or authorized by the Board or the Human Resources Committee.
The Corporate Governance and Nominating Committee is responsible for reviewing, approving and/or ratifying any transaction involving a related person. Management will bring the matter to the attention of the Corporate Governance and Nominating Committee and provide it with all material information with respect to related person transactions. A related person transaction must be approved in advance whenever practicable, otherwise it must be ratified as promptly as practicable; provided that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. In determining whether to authorize, approve and/or ratify a related person transaction, the Committee considers all information that it determines is reasonable under the circumstances. Specifically, the Committee inquires into whether the transaction is fair and reasonable and whether the terms of the transaction are more or less favorable to Viad than terms Viad could obtain in a comparable arm’s length transaction with an unrelated third party. A related person transaction will be submitted to the Committee for consideration at its next meeting or, in those instances in which the CEO determines that it is not practicable or desirable for Viad to wait until the next Committee meeting, to the Chairman of the Committee (who has the delegated authority to act between Committee meetings with respect to this policy). The Chairman of the Committee will report to the Committee at the next Committee meeting any approval under this policy pursuant to delegated authority. The Committee will annually review with management existing related person transactions, if any, and report annually to the Board, to ensure that such transactions are being pursued in accordance with understandings and commitments made at the time they were approved, that payments are being made appropriately and that such transactions continue to serve the interests of Viad.
There were no transactions between the Company and a related person in 2013.

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

DIRECTOR NOMINATIONS
As provided in its charter, the Corporate Governance and Nominating Committee has established procedures for consideration of candidates for Board membership suggested by its members and other sources, including shareholders. The Committee has authority under its charter, which has been exercised, to employ a third-party search firm to conduct research, review candidate data and otherwise assist the Committee in identifying candidates to serve as a director of our Company. A shareholder who wishes to recommend a prospective nominee for the Board should notify Viad’s Corporate Secretary in writing at the address listed in the notice of meeting attached to this proxy statement. Any such recommendation should include:

•	the name and address of the candidate

•
a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth below

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement
The Corporate Governance and Nominating Committee will review the qualifications of any person timely and properly nominated by a shareholder in accordance with the Bylaws relating to shareholder proposals as described in the “Submission of Shareholder Proposals and Director Nominations” section of this proxy statement.
When the Corporate Governance and Nominating Committee reviews a potential nominee, it looks at the candidate’s qualifications in light of the needs of our Board and Viad at that time given the then-current mix of director attributes. The Committee, in accordance with Viad’s Corporate Governance Guidelines, assesses director nominees based on their qualification as independent, as well as consideration of diversity, skills and experience in the context of the current needs of our Board. The Committee does not have a specific policy on diversity. Director nominees also must have common qualities expected of all Viad directors, including high personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of shareholders. The Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the listing standards of the NYSE for populating the Audit, Human Resources and Corporate Governance and Nominating Committees.
Viad will deliver a questionnaire to a director candidate properly nominated by a shareholder addressing the candidate’s independence, qualifications and other information that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Viad’s proxy statement, if nominated by the Committee. In accordance with the Bylaws, a director candidate is required to provide responses to Viad’s director candidate questionnaire related to background, qualification, conflicts of interest and director independence. In addition, the director candidate questionnaire includes a representation and agreement to be signed by the director candidate as to his or her independence and the lack of conflicts of interest.
COMMUNICATION WITH BOARD OF DIRECTORS
Interested parties may communicate directly with non-management directors, including the Lead Independent Director, and/or with the Board by writing to the following address: Viad Corp, 1850 North Central Avenue, Suite 1900, Phoenix, Arizona 85004-4565, Attention: Corporate Secretary. All communications will be delivered to the non-management directors or the Board, as the case may be, no later than the Board’s next regularly scheduled meeting.
RISK OVERSIGHT
Management is responsible for assessing and managing the Company’s various exposures to risk, including the adoption of risk management controls, policies and procedures. Our Board oversees the management of the Company’s risk exposures by the Company’s management. Our Board has delegated to the Audit Committee, as reflected in its charter, responsibility for discussing with Viad’s management the major financial risk exposures of Viad and the steps management has taken to monitor and control such exposures, including Viad’s risk assessment and risk management policies. Annually, Viad conducts a risk assessment to identify, evaluate and prioritize potential business risks. As a part of this business risk assessment, a financial statement risk assessment and materiality analysis is conducted, including evaluating potential fraud schemes and scenarios that might affect Viad. The risk assessment

10	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

includes an evaluation of the significance of the risks, the likelihood of occurrence, the risk remaining after application of management controls and actions necessary to mitigate risk exposure. Management presents a report on the results of the annual risk assessment during a regularly scheduled meeting of the Audit Committee, typically its May meeting. Prior to the meeting, a written report of the results of the assessment is provided to all members of our Board. All members of the Board are invited to attend the Audit Committee meeting, and all but one member of the Board were present at the May 2013 meeting when the results of the 2013 assessment were discussed. Thereafter, at the meeting of the Board, the Chairman of the Audit Committee provides a summary report to the full Board regarding the results of the assessment and the Audit Committee’s discussions concerning the results. Management continuously monitors the Company’s risks throughout the year.
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS
We believe it is important to align the financial interests of our directors and executive officers with those of our shareholders. Accordingly, we have adopted guidelines which specify the minimum amount of Viad stock that are expected of directors, NEOs, other executive officers and key senior management employees to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. The security ownership guidelines call for each executive officer to own Company common stock which has an aggregate value within a range of one and one half to five times that individual’s annual salary, depending on salary level. The guidelines also call for each non-employee director to own Company common stock that has an aggregate value equal to five times the annual retainer payable to a director. All non-employee directors and named executive officers who are currently subject to these guidelines have met or exceeded their goals, except Messrs. Mace and Benett, who were recently elected directors of the Company, and Messrs. Kuczynski and Moster, who are working toward achieving their goals.
RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS
The Company’s policy on insider trading generally permits directors, NEOs and other executive officers to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration, and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information. In addition, the Company’s policy on insider trading prohibits directors, NEOs and other executive officers and employees from engaging in hedging transactions with respect to the Company’s securities, as well as prohibits directors, NEOs and other executive officers from pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

COMPENSATION OF DIRECTORS
Each non-employee director receives compensation for service on our Board and any of its committees. Directors who are also officers or employees of Viad do not receive any special or additional remuneration for service on the Board and do not serve on any of its standing committees. Mr. Dykstra is the only officer-director serving on our Board.
The table below provides the 2013 compensation of the non-employee directors on our Board. The dollar figures presented in column (c) of the table below represent the grant date fair value of the 2013 stock awards, which may not reflect the actual value to be realized by the director as economic and market risks associated with stock awards can affect the actual value realized. The actual value realized by the director for the stock will not be determined until time of vesting, or in the case of option awards, until the exercise of the option.

Viad Corp | COMPENSATION OF DIRECTORS	11

Name	Fees Earned Or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compen- sation[4] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Benett	45,388	44,251	—	—	—	9,498	99,137
Mr. Boggan	75,900	73,845	—	—	—	33,082	182,827
Dr. Cunningham	95,400	73,845	—	—	—	33,082	202,327
Mr. Dozer	102,880	73,845	—	—	—	31,433	208,158
Mr. Hay[5]	70,721	73,845	—	—	—	7,162	151,728
Mr. Mace	77,400	73,845	—	—	—	10,002	161,247
Mr. Munzenrider	94,095	73,845	—	—	—	29,021	196,961
Ms. Pederson	95,900	73,845	—	—	—	24,212	193,957
Dr. Teplin	87,706	73,845	—	—	—	28,082	189,633
_______________________________

[1]
In 2013, non-employee directors received an annual retainer of $45,000. Committee chairmen received an additional annual retainer of $5,000, except for the Audit Committee chairman, who received an additional annual retainer of $10,000. The Lead Independent Director of Viad (Mr. Hay for part of 2013 and Mr. Dozer for the remainder of 2013) received an additional retainer of $25,000 for serving in that role. Non-employee directors also received a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Directors were reimbursed for all expenses related to their service as directors, including travel expenses and fees associated with director education seminars. Mr. Benett's 2013 annual fee was pro-rated beginning from the effective date of his election to the Board of Directors on July 15, 2013 through December 31, 2013.

[2]
There can be no assurances that the amounts provided in column (c) of this Table will be realized. The amounts shown reflect the grant date fair value of shares awarded in 2013. Assumptions made in the valuation of stock awards under this column (c) are discussed in Viad’s 2013 Annual Report on Form 10-K, filed March 7, 2014, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

In 2013, each of the non-employee directors was granted 2,700 shares of restricted stock with a grant date fair value of approximately $75,000, except Mr. Benett received a grant of 1,900 shares with a grant date fair value of $44,251, pro-rated from the effective date of his election as a director in July 2013 to the next grant date in February 2014. All restricted stock granted to directors will vest three years from the date of grant, with pro-rata vesting of shares upon expiration of the three-year period if a director leaves the Board prior to the end of such period for any reasons other than for “cause,” provided that full vesting will occur upon lapse of such period if the director has met certain age and holding period requirements. Full vesting may also occur upon expiration of the three-year period, at the discretion of the Human Resources Committee, if a director has terminated service due to unforeseen hardship or circumstances beyond the control of the director and such termination of service is at least six months after the date of grant. If a non-employee director were to take office after the restricted stock grant in February of each year, the new director would receive a pro-rata grant of restricted stock based on the date of election and the next regularly scheduled February grant of restricted stock.
At December 31, 2013, 9,600 shares of restricted stock were outstanding for each of the non-employee directors, except for Ms. Pederson, Mr. Mace and Mr. Benett, who had 8,400 shares, 3,500 shares and 1,900 shares of restricted stock outstanding, respectively.

[3]	No stock options were awarded to the non-employee directors in 2013. At December 31, 2013, none of the directors held outstanding stock options.

[4]
The amounts shown for the non-employee directors include the corporate matching of charitable contributions pursuant to the Directors’ Matching Gift Program, which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax-exempt status under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The amounts shown also reflect the premium paid by Viad on behalf of each non-employee director

12	Viad Corp | COMPENSATION OF DIRECTORS

for accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000 when they are traveling on corporate business and include dividends paid on unvested restricted stock in the amount of $4,940 for Mr. Benett, $9,880 for Mr. Mace, $24,090 for Ms. Pederson and $27,960 each for Mr. Boggan, Mr. Dozer, Mr. Munzenrider, Dr. Teplin and Dr. Cunningham.

[5]	Mr. Hay retired from the Board of Directors as of the 2013 Annual Meeting of Shareholders in May 2013.

INFORMATION ON STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS
The table below provides information concerning the beneficial ownership of Viad’s common stock by directors and executive officers of Viad, individually and as a group, as of March 26, 2014.

Name	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Named Executive Officers and Other Executive Officers
Paul B. Dykstra	287,487	1.4%
Deborah J. DePaoli	29,127	*
Michael M. Hannan[2]	49,229	*
George N. Hines	32,868	*
Ellen M. Ingersoll	147,322	*
Thomas M. Kuczynski	44,325	*
G. Michael Latta	32,103	*
Steven W. Moster	39,897	*
Directors
Andrew B. Benett	5,000	*
Daniel Boggan Jr.	19,962	*
Isabella Cunningham	23,800	*
Richard H. Dozer	20,941	*
Edward E. Mace	6,600	*
Robert E. Munzenrider	22,333	*
Margaret E. Pederson	11,500	*
Albert M. Teplin	25,482	*
All Executive Officers and Directors as a Group (16 persons total)	797,976	3.9%
__________________________________

*	Less than 1%.

[1]
Includes: 197,600 shares of restricted stock, which will vest three years from the date of grant; 25,000 shares of restricted stock, which will vest five years from the date of grant; 12,600 restricted stock units (paid in cash), which will vest three years from the date of grant; and 229,077 shares of common stock subject to stock options, which were exercisable as of March 26, 2014, or within 60 days thereafter, by the directors and executive officers listed above. Future vesting of restricted stock (and units) is subject generally to continued employment with the Company.

[2]	Mr. Hannan’s beneficial ownership information is as of January 2, 2014, the last date of employment with the Company.
CERTAIN SHAREHOLDERS

Viad Corp | INFORMATION ON STOCK OWNERSHIP	13

The table below provides certain information regarding those persons known by Viad to be the beneficial owners of more than 5% of Viad’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 40 East 42nd Street, New York, NY 10022	2,152,449[1]	10.06% [1]
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,633,371[2]	8.04% [2]
Zuckerman Investment Group, LLC 155 N. Wacker Drive, Suite 1700, Chicago, IL 60606	1,293,311[3]	6.36% [3]
________________________________

[1]
BlackRock, Inc. filed on January 10, 2014 with the SEC a statement on Schedule 13G/A. The company filing reported that it and its affiliated companies in the aggregate have sole voting power over 2,086,006 shares and sole dispositive power over all the shares.

[2]
Dimensional Fund Advisors LP filed on February 10, 2014 with the SEC a statement on Schedule 13G/A. The company filing reported that it and its affiliated companies in the aggregate have sole voting power over 1,587,279 shares and sole dispositive power over all the shares.

[3]
Zuckerman Investment Group, LLC filed on February 14, 2014 with the SEC a statement on Schedule 13G. The company filing reported that Sherwin A. Zuckerman and Daniel R. Zuckerman together are the controlling shareholders and have shared voting and dispositive power over all the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Viad’s executive officers, directors and beneficial owners of more than 10% of Viad’s common stock to file initial reports of ownership and reports of changes in ownership of Viad’s common stock with the SEC and the NYSE. Such executive officers, directors and beneficial owners are required by U.S. federal securities regulations to furnish Viad with copies of all Section 16(a) forms they file. As a matter of practice, Viad’s administrative staff assists its executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and files such reports on their behalf with the SEC and the NYSE. Based solely on a review of the copies of such forms furnished to Viad and written representations from its executive officers and directors, Viad believes that all executive officers, directors and beneficial owners timely complied with the Section 16(a) reporting requirements in 2013, except that a Form 4 with respect to one transaction was not timely filed for Ms. Cynthia Ognjanov due to an administrative error.

14	Viad Corp | INFORMATION ON STOCK OWNERSHIP

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This Compensation Discussion and Analysis (“CD&A”) section explains the 2013 compensation program for Viad’s 2013 named executive officers, or “NEOs,” whose compensation information is provided in the tables following this discussion, and how those decisions promote the Company’s 2013 performance and strategic objectives. Viad’s 2013 NEOs are listed below:

•	Paul B. Dykstra	Chairman, President and Chief Executive Officer
•	Ellen M. Ingersoll	Chief Financial Officer
•	Steven W. Moster	Group President-Marketing & Events; President, Global Experience Specialists, Inc.
•	Michael M. Hannan	Former President of Travel & Recreation Group and Brewster Inc.
•	Thomas M. Kuczynski	Chief Corporate Development & Strategy Officer

Specifically, this CD&A contains the following sections:

•	Executive Summary (page 15): summarizes the highlights and principles of our compensation program

•	Pay for Performance Philosophy (page 25): describes our pay for performance philosophy and a discussion of Viad’s executive compensation framework

•	Decision-Making Process (page 26): explains how the Human Resources Committee of the Board makes decisions and what factors it considers in setting compensation for our NEOs

•	Components of Compensation (page 28): discusses each element of our compensation program and the objectives for each such element:

◦	Base Salary

◦	Short-Term (Annual) Incentives

◦	Long-Term Incentives

◦	Perquisites and Personal Benefits

◦	Retirement Income and Savings Plans

◦	Post-Termination Compensation and Benefits

•	Other Aspects of Our Compensation Programs: addresses other policies and processes related to our executive compensation programs:

◦	Forfeiture and Reimbursement Provisions for Detrimental Conduct (page 36)

◦	Stock Ownership Requirements (page 36)

◦	Limit on Deductibility of Certain Compensation (page 37)

The Company encourages you to read this CD&A in conjunction with “Proposal 3: Advisory Approval of Named Executive Officer Compensation,” beginning on page 56.

EXECUTIVE SUMMARY

OUR PRIMARY OBJECTIVE: PAY FOR PERFORMANCE
The Human Resources Committee of Viad’s Board of Directors has designed our executive compensation programs to align the interests of Viad’s executive officers with those of our shareholders and is guided by a “pay for performance” philosophy.
Consistent with the Company’s “pay for performance” philosophy, at the start of each year, the Human Resources Committee (the “Committee”) of Viad’s Board of Directors (the “Board”) approves challenging financial and strategic goals that it believes promote shareholder value creation. In 2013, the Company delivered solid financial results and made significant progress on achieving its key long-term strategic objectives, and the Committee made compensation decisions that reflect the effective leadership and strong performance of the Company’s executive officers. The pay

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	15

for performance objective of our compensation program incentivizes our key executives to make strategic decisions that further the long-term financial interests of the Company, and ultimately, allow both management and shareholders to share in the Company’s success. We believe our compensation decisions demonstrate an alignment between pay and performance and enhance shareholder value, and such decisions support the Board’s recommendation to shareholders to approve, in an advisory vote, the compensation of the named executive officers.
OUR PERFORMANCE: KEY BUSINESS RESULTS
In 2013, steady leadership from our CEO and senior management team resulted in year-over-year improvements in important financial measures as we continued our trend of long-term growth and enhanced shareholder value creation.
We are an international experiential services company with operations in the United States, Canada, the United Kingdom, continental Europe and the United Arab Emirates. We generate our revenue through our two main business groups: the Marketing & Events Group and the Travel & Recreation Group. For more information about our business, please refer to the “Business” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the SEC on March 7, 2014.
Our business strategy focuses on providing superior experiential services to our customers and superior and sustainable returns on invested capital to our shareholders. Our Marketing & Events Group is affected by the timing of large, non-annual events, which we refer to as “show rotation.” Although 2013 was a weak year for show rotation, we were able to overcome that substantial revenue headwind in order to deliver meaningful improvement in financial results as compared to 2012.

•	Total segment operating income (the combination of the two Groups) increased by 9.6% to $45.9 million and total segment operating margin improved by 60 basis points to 4.7%

•
Marketing & Events Group operating income increased by 12.2%, or $2.2 million, and operating margin improved by 40 basis points, on a revenue decline of $57.1 million. The improved operating results were driven primarily by lower performance-based incentives, a gain on sale of a facility in connection with our ongoing efforts to optimize the GES U.S. service delivery network and our continued focus on driving operating efficiencies

•
Travel & Recreation Group operating income increased by 7.7%, or $1.8 million, and operating margin improved by 70 basis points, on a revenue increase of $4.7 million. Excluding unfavorable exchange rate variances, revenue increased by 6.0%, reflecting the benefit of our initiatives to refresh our existing assets to drive both rate and volume growth

16	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

The Company’s long-term performance has been similarly strong, as we have improved performance on key financial metrics over the past five years.

•	Total segment operating income improved by $41.7 million (from $4.2 million in 2009 to $45.9 million in 2013) and segment operating margin improved by 420 basis points

Segment Operating Income
($ millions)
$4.2
$14.8
$25.4
$41.9
$45.9
2009
2010
2011
2012
2013

•
Marketing & Events Group operating income improved by $33.0 million (from a loss of $12.9 million in 2009 to income of $20.1 million in 2013). During this time, we successfully executed on key initiatives to improve operating margins and profitability, including rationalizing our Service Delivery Network and reducing labor and overhead costs

•
Travel & Recreation Group revenue grew at a cumulative annual growth rate of 14.2% (from $75.3 million in 2009 to $127.9 million in 2013) while achieving an average operating margin of more than 20%. This growth was fueled by our Refresh-Build-Buy growth strategy, which is focused on refreshing our existing assets, building new assets and buying assets that will drive revenue growth and generate strong returns on investment

OUR PERFORMANCE: ENHANCED SHAREHOLDER VALUE
Viad’s commitment to rewarding our executives for their disciplined approach to capital deployment and strong management of working capital has enabled the Company to both protect and reward its shareholders.
Solid financial performance under the leadership of our management team has allowed the Company to maintain a strong balance sheet, while also reinvesting in the business and returning capital to shareholders. From 2009 to 2013, we have:

•	Generated cumulative operating cash flow of $147.0 million

•	Returned $84.6 million to shareholders in the form of dividends and share repurchases

•	Paid a special cash dividend of $2.50 per share in November 2013

•	Paid a second special cash dividend of $1.50 per share in February 2014

•	Increased the regular quarterly dividend by 150% to $0.10 per share from $0.04 per share effective since the October 2012 dividend payment

•	Repurchased 630,243 shares for $11.4 million (Viad has announced the authorization of its Board of Directors to repurchase up to 1,030,438 additional shares)

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	17

•	Reinvested $159.3 million back into the business (in the form of capital expenditures and acquisitions, net of divestitures of non-strategic real estate assets)

•	Maintained a strong balance sheet, with $45.8 million in cash and a 3.2% debt-to-capital ratio as of December 31, 2013
We have also engaged in a formal process with JP Morgan Securities LLC to review strategic alternatives to deliver even greater value to shareholders.

18	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

HIGHLIGHTS OF OUR COMPENSATION PROGRAM
The Committee has adopted practices that drive NEO performance and align executive pay with shareholder interests.

	WHAT WE DO		WHAT WE DO NOT DO
✓
Pay for Performance: Clear financial goals for the Company and individual performance goals are set for our NEOs. Performance-based compensation consti-tutes 72% of the total target compensation for our CEO and 60% for all other NEOs.
		☒	No Benefit Payments Under Legacy Pension Plans: The Company has not added any new participants under its legacy pension plans since 2004, and does not intend to add any new participants in the future.
✓	Restricted Stock Holding Periods: Vested restricted stock is subject to a holding period unless and until the NEO or other executive officer has met the Company's stock ownership guidelines.	☒	No Hedging or Pledging: Our NEOs, other executive officers and directors are prohibited from engaging in hedging transactions with Viad stock and from pledging Viad stock as collateral for a loan.
✓	Independent Compensation Committee: The Human Resources Committee of the Board consists entirely of independent directors.	☒	No Tax Gross-Ups Paid in 2013: The Company did not pay tax gross-ups of any kind in 2013, and will not pay tax gross-ups in 2014 and thereafter.
✓	Stock Ownership and Retention Guidelines: Our CEO must own Viad stock worth at least 5 times his salary. The stock ownership minimum for other NEOs is 3 times his or her salary.	☒
No Change In Control Excise Tax Gross-Ups:  No NEOs hired in 2013 and thereafter will receive any excise tax gross-up payments in the event of a change in control of the Company. The Company instituted a 3-year phase-out period ending February 26, 2017 on change in control excise tax gross-ups for all current NEOs and other executive officers grandfathered into the Company's previous executive severance plan.

✓
Balance Short-Term and Long-Term Incentives: Our short- and long-term incentive programs have different performance measures, which incorporate not only financial measures to drive performance, but also shareholder value measures such as TSR and ROIC.
☒
No “Single-Trigger” Change in Control Arrangements:  We do not award payments to our NEOs solely on account of a change in control. The Company instituted a 3-year phase-out period ending February 26, 2017 on its modified single-trigger change in control arrangement, eliminating the 13-month “walk-away” right for all current NEOs and other executive officers grandfathered into the Company's previous executive severance plan.

✓
Clawback and Compensation Recoupment Policies: Both our short-term and long-term incentive programs allow Viad to recoup compensation awards paid to NEOs and other executive officers who engage in certain acts detrimental to Viad’s interests.
		☒	No Above-Median Targeting of Executive Compensation: We target total direct compensation of our NEOs and other executive officers at the 50th percentile of our comparator group.
✓	Regular Engagement with Shareholders: The Company regularly engages with shareholders through its shareholder outreach program.	☒
No Dividends Paid for Performance-based Restricted Stock in 2013:  The Company has no outstanding performance-based restricted stock, and no dividends were paid in 2013 with respect to performance-based restricted stock for which the performance component had not been achieved.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	19

The Committee, in consultation with its independent compensation consultant, Pearl Meyer & Partners, oversees, approves and assesses the effectiveness of each element of our compensation program in relation to our compensation philosophy and the market.
The table below describes each element of our program and its link to our specific compensation objectives:

COMPENSATION ELEMENT	ENCOURAGE SHAREHOLDER VALUE CREATION	PROMOTE ACCOUNTABILITY & STRATEGIC DECISION-MAKING	PROMOTE ETHICAL BEHAVIOR	ATTRACT / RETAIN TOP EXECUTIVES
Base Salary				✓
Short-Term (Annual) Incentive	✓	✓	✓	✓
Long-Term Incentives	✓	✓	✓	✓
Perquisites / Personal Benefits				✓
Retirement Income and Savings Plans			✓	✓
Post-Termination Compensation and Benefits				✓

For the 2013 compensation program, the Committee adopted changes that more closely aligned management’s interests with those of our shareholders.
Highlights of our 2013 compensation actions, which are more fully discussed elsewhere in this CD&A, include the following:

•	Targeted median pay. Targeted pay is at the 50th percentile of our comparator group

•
Tied long-term incentive compensation to total shareholder return (“TSR”): Our long-term incentive compensation program now includes a three-year TSR performance modifier to grants of three-year, time-vested restricted stock

•
Increased proportion of performance-based compensation. The mix of long-term incentive compensation awards was changed to increase the performance-based component, granting 60% performance units and 40% time-vested restricted stock (or units), versus a 50% - 50% split between performance units and restricted stock (or units) under the previous program

•	No tax-gross ups for NEOs. The Company did not pay to NEOs any tax gross-ups on perquisites or other compensation in 2013

•
Revised change-in-control arrangements. The Company created a new executive severance plan for NEOs and other executive officers hired in 2013 or thereafter. The new plan does not contain a “modified single-trigger” provision or allow excise tax gross-ups in the event of a change in control. See the CD&A subsection “Our 2014 Compensation Changes,” below, for a discussion about our decision to phase out these provisions in grandfathered arrangements going forward

•
Instituted holding periods to enhance stock ownership guidelines. The Committee implemented a holding period (i.e., no selling) on vested restricted stock granted to the Company’s NEOs and other executive officers unless and until the executive officer has met the Company’s stock ownership guidelines

•
Eliminated lump-sum SERP awards with tax gross-ups to our CEO and CFO. Established the Viad Corp Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution Plan”) to replace the annual payment of lump sum cash awards with tax gross-ups previously paid to our CEO and CFO. The prior lump sum cash payments were in lieu of the Company accruing post-2004 pension benefits for Schedule B participants of the Viad Corp Supplemental Pension Plan (the “SERP”)

•
Did not add new participants or make benefit payments under any pension plans. Since 2004, the Company has not added any new participants to its pension plans, including the SERP and the Viad Corp Retirement

20	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

Income Plan (now known as the MoneyGram Pension Plan), and does not intend to add any new participants in the future. In connection with its spin-off from Viad in 2004, MoneyGram International, Inc. (“MoneyGram”) assumed all liability for pension benefits for Company employees participating in the MoneyGram Pension Plan and the SERP.  This means that we disclose these legacy pension plan benefit amounts in our Summary Compensation Table, but Viad does not incur the cost of these benefit amounts
OUR SHAREHOLDER OUTREACH PROGRAM
Our shareholder outreach program has facilitated robust and meaningful discussions with our shareholders about our executive compensation program.
The Committee, the Board and executive leadership are committed to considering the perspectives of our shareholders on all aspects of our business, including executive compensation. Consistent with that commitment, the Viad management and Board members have used the Company’s shareholder outreach program to solicit shareholder input on a range of topics related to executive compensation and governance matters, including the alignment between pay and performance and the Company’s long-standing philosophy that executive compensation should be based on long-term performance and shareholder value creation. As feedback, many shareholders gave a general indication that they approved the executive compensation changes implemented by Viad in 2013. The Company has incorporated specific shareholder suggestions into our 2014 executive compensation program, as appropriate, and these changes have been incorporated into the disclosures in this proxy statement.
Our current executive compensation program reflects significant changes made in connection with the Company’s extensive shareholder outreach efforts.
Following the 2012 Annual Meeting of Shareholders and in connection with designing the 2013 executive compensation program, the Company actively solicited feedback from shareholders on their concerns with our executive compensation program and any other matters of importance. As part of that outreach effort, the Lead Independent Director and Chairman of the Committee met with Viad’s five largest shareholders and other shareholders, representing in the aggregate an estimated 49% of the outstanding shares of Viad common stock as of the record date of the 2012 Annual Meeting of Shareholders. In addition, our CEO, as well as other members of Viad’s senior management, actively engaged with our shareholders. After carefully considering the feedback received during the shareholder outreach efforts, the Company made significant changes to the 2013 executive compensation program, as disclosed in the Company’s 2013 Proxy Statement.
At the 2013 Annual Meeting of Shareholders, more than 96% of our shareholders voted to approve the Company’s 2012 executive compensation program for NEOs. We believe that these voting results reflect our shareholders’ endorsement of the structural changes made for the 2013 executive compensation program and the current direction of our executive compensation program.
Although we were pleased with the voting results at the 2013 Annual Meeting of Shareholders, the Company continues to maintain an open dialogue with our shareholders to identify ways to further refine and improve the Company’s executive compensation program.
The Committee’s decisions to make the specific additional changes discussed in the CD&A subsection “Our 2014 Compensation Changes,” below, illustrate the ongoing efforts of our Company to better align the executive compensation program with shareholder interests. We are confident that our program effectively addresses shareholder concerns, promotes our business strategy and directly aligns pay with performance.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	21

OUR 2014 COMPENSATION CHANGES
In 2014, the Committee adopted additional executive compensation changes to further promote our pay-for-performance philosophy and to be responsive to the views of shareholders.
In an effort to build upon the steps taken in 2013 to promote the Company’s pay for performance philosophy, the Committee took the following additional measures in 2014:

•
Phase-out of excise tax gross-ups and modified single-trigger provisions in change in control arrangements. Eliminated the excise tax gross-ups and “modified single-trigger” provisions in the grand-fathered change in control arrangements of the NEOs and other executive officers, effective after a three-year sunset period ending February 26, 2017. As discussed in the CD&A subsection “Post-Employment Compensation - Change In Control Severance,” below, Viad had already eliminated excise tax gross-ups and “modified single-trigger” provisions in change in control situations for NEOs and other executive officers hired in 2013 and thereafter

•
Increased emphasis on performance-based long-term incentive awards. Increased the performance-based component of our long-term incentive compensation program. For 2014, Viad’s long-term compensation consists of 100% performance units for the CEO and a mix of 70% performance units and 30% time-vested restricted stock (or units) for other NEOs and other executive officers, as compared to the 2013 program, which included a mix of 60% performance units and 40% time-vested restricted stock (or units) for the CEO and other NEOs. As noted previously, in 2012, our long-term incentive program was split equally (50%/50%) between performance units and restricted stock

•
TSR included as a performance measure. In an effort to be responsive to shareholder feedback, the Committee added TSR as a performance measure for the Company’s performance unit awards. In addition to the financial performance measures used by the Committee to determine performance unit awards in 2013, the Committee will consider TSR as a performance measure for the 2014 awards, as illustrated by the table below:

PERFORMANCE UNIT MEASURES AND WEIGHTING: 2013 vs. 2014
PERFORMANCE MEASURES	2013	2014
TSR	0%	30%
EBITDA[1]	40%	35%
ROIC[2]	60%	35%
_______________________________________

[1]
EBITDA is a non-GAAP measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries and income attributable to non-controlling interest.

[2]	ROIC means return on invested capital.
In 2013, TSR played a significant role in the 2013 long-term incentive award program, which allowed the Committee to increase or decrease time-based restricted stock awards to NEOs and other executives by up to 25% based on the Company’s relative TSR. The Committee’s new framework places even greater emphasis on relative TSR in long-term incentive award calculations by making it a fixed 30% component

•
TSR based on a prospective, three-year period. In 2014 and thereafter, the Committee will compare the Company’s stock performance to the performance of other companies for the three years following the grant of the award. The NEOs and other executive officers realize value on their awards only to the extent our stock price appreciation compares favorably to those of similar companies. TSR as a performance metric was introduced into Viad’s long-term incentive plan in 2013 as a retrospective measure for time-vested restricted stock. The 2014 long-term incentive program goes further by adding a three-year prospective TSR measure for our performance unit awards. The Committee determined the addition of the prospective TSR measure for performance unit awards was a more appropriate way to incent long-term, sustainable value

22	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

creation for shareholders, and as a result, eliminated the use of retrospective TSR from the Company’s long-term incentive program in 2014

•
TSR measured relative to other Russell 2000 companies. The Committee also expanded the group of companies from its 2013 comparator group to all companies in the Russell 2000 Index for purposes of measuring relative TSR. Our two business groups (Marketing & Events and Travel & Recreation) are very different from one another, making comparisons to a specific peer group of companies impractical. The Committee believes the Russell 2000 is a group our shareholders would likely use to evaluate the Company in making their investment decisions, and it provides an appropriate picture of how our stock price is performing relative to the stock prices of companies in the same stock market index and with similar market capitalizations

•
Forfeiture of long-term incentives for executives terminated within 12 months of grant date. Executives will forfeit long-term incentive awards granted in 2014 or thereafter if their employment is terminated due to retirement, disability or termination without cause within 12 months after the grant date. Long-term incentive awards will vest pro rata if the termination occurs after the 12-month forfeiture period lapses, and the amount of the award will be based on the length of time the executive was employed during the applicable vesting or performance period. We believe this change provides a more appropriate balance between the interests of the Company and our executives

PAY FOR PERFORMANCE: CEO TOTAL DIRECT COMPENSATION REALIZED
Our CEO’s total direct compensation realized is in line with our pay for performance philosophy.
While not intended to replace the information in the “Summary Compensation Table” section of this proxy statement, which includes equity grants based on accounting values, the table below supplements the Summary Compensation Table and presents the total direct compensation realized by Mr. Dykstra over the past three years. Total direct compensation realized is direct compensation actually received by the CEO during the year, and includes: (a) base salary; (b) short-term (annual) incentive payments; (c) compensation received upon vesting of restricted stock and performance-based restricted stock; (d) compensation received upon payouts of performance units under the Performance Unit Incentive Plan and (e) net spread realized on stock option exercises. Since Mr. Dykstra will not actually receive the long-term incentive compensation awarded to him in 2013 until future years, the value of this compensation when realized will likely differ significantly from the amounts shown in the Summary Compensation Table. Accordingly, we believe that total direct compensation realized is more representative of compensation actually received than the amounts shown in the Summary Compensation Table, and that total direct compensation realized is a better measure of how CEO pay compares to corporate performance.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	23

CEO Total Direct Compensation Realized: 2011-2013
Compensation Element
Cash Compensation	2011 ($)	2012 ($)	2013 ($)
Base Salary	662,692	731,250	766,875
Annual Incentive	701,400	945,100	269,600
Total Cash Compensation	1,364,092	1,676,350	1,036,475
Long-Term Incentive Compensation
Compensation Realized upon Vesting of Restricted Stock and Performance-Based Restricted Stock	404,846	589,200	745,493
Compensation Realized upon Payout of Performance Units	0	0	0
Compensation Realized upon Exercise of Stock Options	0	10,704	0
Total Long-Term Incentive Compensation	404,846	599,904	745,493
Total Direct Compensation Realized	1,768,938	2,276,254	1,781,968
Total Compensation - Summary Compensation Table	3,865,704	4,237,345	3,093,884
Although the Summary Compensation Table includes the legacy pension plan benefit amounts paid to Mr. Dykstra under the MoneyGram Pension Plan and the SERP, these benefit amounts are paid by MoneyGram, not Viad. While not intended to replace the information in the Summary Compensation Table, the table below illustrates that, except for $4 paid by Viad in 2011, all of the amounts reported in the Summary Compensation Table paid to Mr. Dykstra with respect to the MoneyGram Pension Plan and the SERP over the past three years were paid by MoneyGram:
Benefit-Related Payments to Mr. Dykstra under Legacy Plans

	2011		2012		2013
	Viad	MoneyGram	Viad	MoneyGram	Viad	MoneyGram
Year-over-Year Change in Pension Value	$0	$458,628	$0	$848,946	$0	$137,228
Above-Marketing Earnings on Benefits	$4	$0	$0	$0	$0	$0
Total Payments	$4	$458,628	$0	$848,946	$0	$137,228
Percentage of SCT Reported Amount Paid[1]	<0.1%	99.9%	<0.1%	99.9%	12.0%[2]	88.0%
Percentage of SCT Reported Amount Paid and Attributable Legacy Plan Benefit-Related Payments[1]	<0.1%	99.9%	0.0%	100.0%	0.0%	100.0%
_______________________________________________________

[1]
“SCT Reported Amount” refers to the amounts reported by Viad as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” under Column (h) of the Summary Compensation Table. The SCT Reported Amounts for 2011, 2012 and 2013 for Mr. Dykstra were $458,897, $849,422 and $155,854, respectively.

[2]
Includes above-market earnings paid with respect to the Defined Contribution Plan, which was established in 2013 in connection with the elimination of the annual lump sum cash awards previously paid to Mr. Dykstra under Schedule B of the SERP.

CORPORATE GOVERNANCE HIGHLIGHTS
The Company is committed to sound corporate governance in addition to its commitment to a pay for performance executive compensation philosophy.
Highlights of the corporate governance standards of our Company are provided below:

•	No poison pill agreement

24	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

•
Company policy prohibits all directors, executive officers and employees from engaging in hedging transactions with respect to Viad securities, and all directors, the NEOs and other executive officers from pledging, or using as collateral, Viad securities in order to secure personal loans or other obligations

•	Viad’s NEOs and other executive officers may not sell any vested restricted stock granted in 2013 and thereafter unless and until they have complied with the Company’s stock ownership guidelines

•	All directors are independent outside directors, except the Chairman

•	The Board has a Lead Independent Director

•
The Company has a majority voting requirement for the election of directors in uncontested elections and mandatory tender of resignation for incumbent directors who do not receive a majority of the votes

•	All standing committees of the Board are comprised 100% of independent outside directors

•	Three directors with extensive expertise in Viad’s industries were recently elected to the Board, namely Mr. Benett (2013), Mr. Mace (2012) and Ms. Pederson (2011)

•	Forfeiture (or “clawback”) provisions apply to short-term and long-term incentive compensation

•	A culture of compliance and ethical behavior is reinforced through our Always Honest® Compliance & Ethics Program, which we instituted nearly 20 years ago

Additional information about our corporate governance practices is provided in the “Board of Directors and Corporate Governance” section of this proxy statement.

PAY FOR PERFORMANCE PHILOSOPHY

Viad employs a pay for performance compensation philosophy through the use of compensation components that motivate achievement of performance measures designed to enhance shareholder value, which aligns the financial interests of our NEOs, key management and other executive officers with the long-term financial interest of our shareholders. Consistent with that philosophy, Viad’s compensation program is designed to accomplish the following core objectives:

•
Attract and Retain Top Executives. We believe that it is critical to the Company’s success to attract, retain and engage the best executive talent. A strong and stable management team is better-positioned to provide effective leadership consistent with long-term shareholder interests

•
Encourage Shareholder Value Creation. Our program motivates executives and key employees to strive to achieve Viad’s long-term and short-term operating and financial goals, thereby enhancing shareholder value

•
Promote Accountability and Strategic Decision-Making. Our program encourages NEOs to consider the inherent risk of short-term decisions that may impact the future performance of Viad. Through our program, the NEOs, other executive officers and key employees participate in the risks and rewards of ownership of Viad’s common stock

•
Promote Ethical Behavior. Integrity is a core value of our Company and is reinforced through our policies and programs, including our executive compensation program, which includes forfeiture (clawback) and reimbursement provisions for short-term and long-term incentive compensation awards and are triggered if the NEO engages in conduct detrimental to Viad’s interests or contrary to Viad’s ethical standards. We believe that these measures, which promote ethical behavior within our Company, protect shareholder value

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	25

DECISION-MAKING PROCESS

The Committee reviews and approves Viad’s executive compensation program and the compensation levels for the NEOs and other executive officers. The Committee, comprised only of independent directors, has sole responsibility with respect to the CEO and other executive officers to approve:

•	the annual base salary level

•	the short-term (annual) incentive opportunity level, performance measures, achievement of performance targets and payment of incentive awards

•	the long-term incentive opportunity level, performance measures, grant of awards and achievement of performance targets and payment of incentive awards

•	any special or supplemental benefits

The salary, equity and incentive compensation of the CEO is approved by the Committee and is subject to ratification by all other independent members of the Board.

The Committee also has sole authority to retain and terminate any compensation consultant used to assist in the evaluation of the compensation of the CEO, the NEOs and other executive officers.

Total compensation is reviewed by the Committee at its regularly scheduled meeting in February. Merit adjustments, if any, to annual base salary are effective April 1 of each year. Awards earned under the short-term (annual) incentive plan (for the prior year) and long-term performance plans are generally also approved at the February meeting of the Committee. Once achievement of financial targets established for the prior year is determined, the payment of incentive awards, if earned, is not made until the Company’s books have been officially closed for the prior fiscal year and Viad’s financial statements have been filed with the SEC. Long-term incentive compensation awards for 2013 (as discussed in the CD&A subsection “Long-Term Incentives,” below) were granted at the February 2013 meeting of the Committee, and performance measures and targets for the 2013 incentive plans were determined at the March 2013 meeting of the Committee.

INDEPENDENT COMPENSATION CONSULTANT

The Committee has sole authority to retain, terminate and approve the fees of its compensation consultant. The Committee engaged Pearl Meyer & Partners (“PM&P”), a national independent consulting firm, and PM&P has served as the Committee’s independent compensation consultant since 2012.

In its role as the Committee’s independent advisor, PM&P regularly attends Committee meetings and advises on matters including compensation program design, benchmarking compensation and relative pay for performance. PM&P also provided market data, analysis and advice regarding compensation of our NEOs and other executive officers. PM&P provides no services to the Company other than executive compensation consulting services provided to the Committee.

2013 BENCHMARKING AND RESOURCES

In connection with Viad’s consideration of its overall compensation program for the NEOs and other executive officers, PM&P provided services and advice on executive compensation matters. In determining 2013 competitive executive pay, PM&P provided pay data, including base salary, short-term incentives, long-term incentives and total compensation values, from multiple surveys from leading compensation consulting firms, including PM&P, Mercer and private survey sources. Both general industry and services industry data were utilized. PM&P then used regression analysis to size-adjust the survey data to align with Viad’s revenue level. The data was aged at 3% per annum for a

26	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

consistent, point-in-time reference. Actual pay data, including base salary and short- and long-term incentive pay, from Viad’s executive compensation comparator group, as defined in the CD&A subsection “Compensation Comparator Group,” below, was also used in order to determine competitive market values for purposes of benchmarking 2013 executive compensation. The competitive data provided reference points for the Committee. The Committee targeted 2013 compensation at the 50th percentile of the competitive data described above. After considering the competitive data, and a number of other factors, including an assessment of individual performance, experience and special expertise related to the responsibilities of an executive officer, Viad’s operating and financial results, the extent to which Viad’s financial and operating goals were achieved in the prior year and advice from PM&P, the Committee determined appropriate levels of compensation for each NEO.

For 2013, the total direct compensation, which consists of base salary, short-term incentive compensation and long-term incentive compensation, for Viad’s NEOs as a group was generally in the middle of the market when evaluated against the competitive data. Base salary for the NEOs as a group was below the median of the competitive data. The CEO’s base salary was below the median. Viad’s pension values and other compensation are above the 50th percentile.

The pension-related compensation received by our CEO and CFO under the SERP and the MoneyGram Pension Plan is the sole responsibility of MoneyGram as part of its spin-off from Viad in 2004. The Defined Contribution Plan was established in 2013 to replace the annual payment of lump sum cash awards previously paid to our CEO and CFO in lieu of the Company accruing post-spin-off pension benefits for Schedule B participants of the SERP. Excluding those plan-based retirement payments and related compensation, the actual total compensation for our CEO was slightly above the 50th percentile of the competitive data, and the actual total compensation for all NEOs as a group was slightly below the 50th percentile of the competitive data.

COMPENSATION COMPARATOR GROUP

We do not have a defined “peer” group that accurately reflects the nature of our core businesses because of our unique and diverse mix of businesses (from marketing and event services to travel and recreation services). However, due to shareholder feedback, the Committee, in consultation with PM&P, developed a comparator group in 2012 for purposes of benchmarking executive compensation, which was used by the Committee in its decision-making process for the 2013 executive compensation program. The group included 15 companies whose businesses are generally aligned with Viad’s businesses, as the group includes companies with a global footprint that provide either business-to-business services or leisure and hospitality services. The comparator group companies for 2013 were as follows:

2013 Comparator Group (with ticker symbol)
Ameristar Casinos, Inc. (ASCA)	Life Time Fitness, Inc. (LTM)
Cedar Fair, L.P. (FUN)	Ryman Hospitality Properties, Inc.* (RHP)
Consolidated Graphics, Inc. (CGX)	Schawk, Inc. (SGK)
Deluxe Corporation (DLX)	SP Plus Corporation (SP)**
Ennis, Inc. (EBF)	Sykes Enterprises, Incorporated (SYKE)
G&K Services, Inc. (GK)	TEAM, Inc. (TISI)
Healthcare Services Group, Inc. (HCSG)	Vail Resorts, Inc. (MTN)
Isle of Capri Casinos, Inc. (ISLE)
______________________________________

*	Formerly Gaylord Entertainment Company

**	Formerly Standard Parking Corporation

The comparator group was selected in 2012 based on the following criteria:

•
Business Diversity. The comparator group includes leisure and hospitality services companies and business-to-business services companies (including, among others, diversified support services, offices services and commercial printing services) so that both elements of Viad’s business operations are represented

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	27

•
Comparable Revenues. All 15 companies had 2011 revenues between approximately 0.5 times and 1.5 times Viad’s 2011 revenue, and the median revenue for the comparator group in 2011 approximated Viad’s 2011 revenue

•	Similar Market Capitalization. The range of market capitalization for the comparator group companies was within 0.2 times and 5 times Viad’s market capitalization

•	International Sales. Several comparator group companies had an international footprint as reflected by international revenues

•	Debt Levels. Several comparator group companies had low debt levels that were comparable to Viad’s low debt levels based on the companies’ long-term debt-to-total capital ratios
For purposes of benchmarking 2014 executive compensation, the Committee removed Ameristar Casinos, Inc. from the comparator group because it was delisted from the NASDAQ Stock Market on August 13, 2013. Although the Committee would prefer to keep the comparator group the same from year to year, the Committee believes that adjustments to remove privately-held companies are warranted so that our shareholders can use publicly available data to perform internal compensation benchmarking analyses on Viad’s compensation program. Viad’s 2014 comparator group is otherwise the same as its 2013 comparator group.

COMPONENTS OF COMPENSATION

The compensation components of the 2013 executive compensation program, as well as the type of compensation and the objectives of the compensation, are included in the table below:

COMPONENT	TYPE	OBJECTIVES
Base Salary	Fixed	● Attract and retain executives ● Compensate executive for level of responsibility and experience
Short-Term (Annual) Incentives	Variable	● Reward achievement of the Company’s annual financial and operational goals ● Promote accountability and strategic decision-making
Long-Term Incentives	Variable
●  Align management and shareholder goals by linking management compensation to share price over extended period
●  Encourage long-term, strategic decision-making
●  Reward achievement of long-term company performance goals
●  Promote accountability
●  Retain key executives

Perquisites and Personal Benefits	Fixed	● Foster the health and well-being of executives ● Attract and retain executives
Retirement Income and Savings Plans	Fixed	● Retain key executives ● Reward employee loyalty and long-term service
Post-Termination Compensation and Benefits	Fixed	● Attract and retain executives ● Promote continuity in management ● Promote equitable separations between the Company and its executives

MIX OF PAY

The Committee and management created a mix of compensation components, consistent with Viad’s executive compensation philosophy, to deliver the NEOs’ 2013 targeted total compensation. The table below shows the 2013 mix of compensation components for the NEOs.

28	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

Components of 2013 Compensation As a Percentage (%) of Targeted Total Direct Compensation
Name	Base Salary (%)	Targeted Short-Term (Annual) Incentives (%)	Targeted Long-Term Incentives[1] (%)
Paul B. Dykstra	28	27	45
Ellen M. Ingersoll	36	21	43
Steven W. Moster	37	22	41
Michael M. Hannan	44	26	30
Thomas M. Kuczynski	46	26	28
________________________________

[1]	The percentage calculation for this column is based on the grant date estimated future payouts for long-term incentives.

Viad’s executive compensation program, including this mix of pay, is designed to enhance shareholder value and mitigate the potential for excessive risk-taking by NEOs in managing Viad’s businesses. A few of the program’s features that serve these two purposes are:

•	Components of compensation are balanced. The mix of pay for NEOs is not overly weighted toward either short-term incentive or long-term incentive compensation

•	Targets are reasonable and value-driven. The Committee sets performance goals and targets designed with the intent that achievement will result in enhancement to shareholder value

•
Long-term awards promote shareholder interests. The ultimate value of each NEO’s long-term incentive award depends upon the value of Viad’s stock at the time of vesting (or exercise, in the case of stock options), which encourages NEOs to consider the inherent risk of short-term decisions that may impact the future performance of Viad. As a result, these awards are intended to create and maintain shareholder value over a multi-year period

•
Stock ownership guidelines align NEO and shareholder interests. Viad’s stock ownership guidelines align the financial interests of our directors and NEOs with those of our shareholders (see the CD&A subsection “Stock Ownership Requirements,” below). The holding period restriction adopted in 2013 on vested restricted stock enhances this alignment (see the CD&A subsection “Highlights of Our Compensation Program,” above)

•
Forfeiture for wrongful actions. Short-term and long-term incentive compensation is subject to forfeiture and reimbursement provisions relating to conduct which may be reasonably detrimental to Viad (see the CD&A subsection “Forfeiture and Reimbursement Provisions for Detrimental Conduct,” below)

Each component of the 2013 total compensation of the NEOs is discussed below.

ANNUAL BASE SALARY

The base salary program for Viad’s executives helps achieve the objectives outlined above by attracting and retaining strong talent. Base salaries represent a fixed portion of the executive compensation package and are determined based on the factors discussed in the subsection “2013 Benchmarking and Resources,” above. The Company awards merit increases based on performance and other factors, including current base pay relative to competitive market data used for benchmarking purposes.

SHORT-TERM (ANNUAL) INCENTIVES

Viad’s Management Incentive Plan (“MIP”) is an annual, cash-based, pay-for-performance incentive program for NEOs and other executives. MIP is designed to motivate and reward these individuals for their contributions to Viad’s performance during the year by making a significant portion of their cash compensation variable and dependent upon achievement of Viad’s annual performance targets. The performance targets are established by the Committee at

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	29

the beginning of each year. Short-term incentive cash payments reflect the extent to which annual targets for performance goals are met or exceeded.
Financial targets are set with the intent that achievement will ultimately result in enhancement to shareholder value. When determining the performance targets, the Committee considers past financial performance of Viad and its operating companies and the internal estimates of the current-year planned financial performance. Established growth trends, or improved profitability and operating efficiencies, which are based on economic and business conditions specific to Viad’s businesses, are the gauge by which meaningful targets are set and executive performance is measured.
The Committee uses three performance levels when setting MIP performance targets: Threshold, Target and Maximum. The Threshold performance level is set relative to the prior fiscal year’s actual results and current fiscal year projections. The Committee expects the NEOs to achieve or exceed the Target level of performance. Finally, the Maximum level of performance is set at a high level of performance that requires significant efforts and exceptional execution to achieve.
The 2013 performance measures for short-term incentive compensation were chosen because each of the measures strongly aligned with the overall business objectives of Viad for the year. The 2013 measures included:

2013 Short-Term Incentive (MIP)
Performance Measures	Weighting
Operating Income	60%
Revenue	10%
Operating Margin	30%
As part of the 2013 changes to our executive compensation program, the Committee increased the weight of Operating Margin from 10% to 30%. The Committee believes that the Company’s Operating Margin reflects a number of important competitive and business elements, including customer satisfaction, market share and cost discipline, and is therefore a significant barometer of our overall performance. The performance measures of Operating Income and Operating Margin are closely tied to achievement of Return on Invested Capital (“ROIC”) objectives. A continued emphasis on revenue growth as a performance measure aligned well with organic and acquisition objectives within both Viad’s Marketing & Events and Travel & Recreation Groups.
The performance goal of Operating Income is a stand-alone goal. No payout for the performance goals of Revenue or Operating Margin can be earned unless the performance goal of Operating Income is achieved at or greater than the Threshold amount. The performance goals of Revenue and Operating Margin are stand-alone goals and awards would be paid based on achievement of those goals, provided that the Operating Income target was met at the Threshold amount or greater.
For 2013, achievement by the NEOs at Threshold pays out at 50% of the performance goal’s weight. Achievement at Target pays out at 100% of the performance goal’s weight. Achievement at Maximum pays out at 175% (the maximum achievement level) of the performance goal’s weight. Actual results are pro-rated based on where they fall along the continuum from the Threshold amount through the Target amount, and from the Target amount through the Maximum amount.
The Committee does not award a discretionary cash bonus to any NEO in circumstances where performance goals under the short-term incentive plan are not met at Threshold or better. In the case of NEOs, the Committee may apply negative discretion to decrease the actual awards based on Company and individual performance.
For 2013, annual incentives were paid to Messrs. Dykstra and Kuczynski and Ms. Ingersoll, and to Mr. Hannan, because 2013 performance goals of Viad Consolidated and the Travel & Recreation Group were met at 37.0% and 106.8% of Target, respectively. No annual incentive was paid under the MIP to Mr. Moster because 2013 performance thresholds were not met for the Marketing & Events Group.

30	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

2013 Short-Term Incentive Performance Goals, Weighting and Targets[1]
			Targeted Achievement Levels
	Performance Goal[2]	Weight	Threshold	Target	Maximum	Actual Results
Viad Consolidated	Operating Income	60%	$36,200	$40,600	$47,300	$37,222
	Revenue	10%	$986,600	$1,012,000	$1,050,200	$980,515
	Operating Margin	30%	3.7%	4.0%	4.5%	3.6%

Travel & Recreation	Operating Income	60%	$24,900	$26,200	$28,200	$26,466
	Revenue	10%	$126,900	$130,200	$135,200	$130,752
	Operating Margin	30%	19.7%	20.2%	20.9%	20.2%
________________________________

[1]
All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, the financial results were translated to U.S. dollars at fixed exchange rate of: Canadian dollar (1.00 to 1), British pound (1.60 to 1) and Euro (1.28 to 1).

[2]
Operating Income for Viad Consolidated is equal to segment operating income less unallocated corporate expenses. The performance goals of Operating Income and Operating Margin exclude specific items which are carved out at the beginning of the year, certain items that are of a non-operating nature, other items that management does not want to incent. These items include restructuring and restructuring-related charges, certain development and marketing expenses related to the Glacier Skywalk attraction and certain other specified items.

The formula for calculating a bonus award under Viad’s short-term incentive program is as follows:

(Annual Base Salary Earnings) x (Target Bonus Percentage) x (Company Achievement)

For 2013, Target bonus percentages for the NEOs ranged from 55% to 95% of the NEO’s annual base salary earnings.

	2013 Target and Actual Bonus Payout Levels (as a percentage of base earnings)
Name	Threshold[1] (%)	Target (%)	Maximum[2] (%)	Actual (%)
Paul B. Dykstra	28.5	95.0	166.3	35.2
Ellen M. Ingersoll	18.0	60.0	105.0	22.2
Steven W. Moster	18.0	60.0	105.0	—
Michael M. Hannan	18.0	60.0	105.0	64.1
Thomas M. Kuczynski	16.5	55.0	96.3	20.4
_______________________________________

[1]
The performance goal of Operating Income is a stand-alone threshold goal and no payout for the other performance goals can be earned unless the performance goal of Operating Income is achieved at or greater than the Threshold amount. The performance goal weight of Operating Income in 2013 was 60%. The “Threshold” column in the table above reflects the NEO’s Target level (as reflected in the “Target” column above) multiplied by 30%, which is the company achievement of Operating Income at the Threshold level and is calculated as follows: (Threshold amount of 50%) x (Operating Income performance goal weight of 60%) = 30%. Achievement at Threshold pays out at 50% of a performance goal’s weight.

[2]	The “Maximum” column in the table above reflects the NEO’s target level times the company achievement factor at the Maximum level of 175%.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	31

LONG-TERM INCENTIVES

The type and value of the overall mix of long-term incentive grants in 2013 is provided in the table below:

Type	Brief Description	% of Total Value of Long-Term Incentive Compensation Grant
Performance Units	● 3-year performance period ● Payable in cash based on 10-day trading average of Viad common stock ● EBITDA and ROIC performance measurements ● Subject to forfeiture and reimbursement provisions	60%
Restricted Stock (or Units)	● 3-year vesting period ● Performance-driven modifier (may increase or decrease award up to 25%) based on 3-year retrospective TSR relative to Viad’s comparator group companies ● Subject to forfeiture and reimbursement provisions	40%

Since 2012, the Committee has increased the performance-based component of Viad’s long-term incentive compensation program for Viad’s NEOs and other executive officers. The Committee believes these changes were needed to increase the emphasis on total pay-for-performance in the context of Viad’s overall pay philosophy. The change in the mix of long-term incentive grants for the NEOs from 2012 to 2014 is provided in the table below:

Long-Term Incentive Mix
	2012	2013	2014
CEO
% Performance Units	50%	60%	100%
% Restricted Stock	50%	40%	—%

All Other NEOs
% Performance Units	50%	60%	70%
% Restricted Stock (or Units)	50%	40%	30%

The mix of performance units and restricted stock (or units) places a heavy emphasis on the financial performance of the Company and provides incentives for executives to create and maintain shareholder value over a multi-year period because the ultimate value of each executive’s grant will depend upon the value of Viad’s stock at the time of vesting or payout. This mix also provides an effective retention tool for executives, as each has a three-year vesting or performance period.

PERFORMANCE UNITS

The Performance Unit Incentive Plan (“PUP”) is designed to focus participants on the long-term interests of our shareholders by tying the value of performance units to both stock price appreciation during the three-year performance period and to achievement of financial measures that are key factors in increasing shareholder value. Performance targets are set by the Committee during the first quarter of the three-year performance period. Targets are set such that achievement will ultimately result in enhanced shareholder value. Established growth trends or improved profitability and operating efficiencies, which are based on economic and business conditions specific to Viad and each of the operating companies, are the gauge by which meaningful targets are set and executive performance is measured.

Performance unit awards are paid in cash and are earned based on the degree of achievement of the targets during the performance period and are calculated using the average price of Viad’s common stock during the 10-day trading period beginning on the day following the public announcement of Viad’s year-end financial results for the final year of the performance period.

32	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

The 2013 performance measures for long-term incentive compensation are provided in the table below:

2013 Long-Term Incentive Compensation: PUP
Performance Measures	Weighting
EBITDA[1]	40%
ROIC[2]	60%
_______________________________________

[1]
EBITDA is a non-GAAP measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries and income attributable to non-controlling interest.

[2]	ROIC means return on invested capital.

The formula for calculating a NEO’s performance unit award is as follows:

(Number of units) x (Unit value*) x (Achievement Factor)

_______________________________________

*
Unit value is determined using the average price of Viad’s common stock during the 10-day trading period beginning on the day following the public announcement of Viad’s year-end financial results for the final year of the performance period.

The achievement factor ranges from 20% to 200% of the value of the performance units based on actual achievement at or above the threshold performance level, or it can be 0% if actual achievement is below the threshold performance level. If earned, the performance cycle for performance unit awards made in 2013 is for the three-year period beginning in 2013 and ending in 2015. Performance units earned by NEOs for the 2013-2015 performance period will be paid out in 2016. The Committee believes that the three-year cliff vesting feature of the performance units will motivate executives to make long-term decisions during the 2013-2015 performance period that will be beneficial to shareholders and Viad.

As discussed in the CD&A subsection “Our 2014 Compensation Changes,” above, in 2014, the Committee included a three-year prospective, relative TSR performance measure for performance units awarded under the PUP.

TIME-VESTED RESTRICTED STOCK (OR UNITS)

In 2013, the NEOs and other executives who have a significant impact on Viad’s operational and financial goals were awarded restricted stock, except that restricted stock units were awarded to Mr. Hannan and certain other Canadian executives due to Canadian tax considerations.

The restricted stock awards for NEOs under our compensation program have two important features that promote shareholder interests and our pay for performance philosophy:

•
Three-year holding period, or longer. Restricted stock (or units) will not vest until three years after the date of grant, and the holding period will continue for 2013 grants and thereafter unless and until the executive officers have met the Company’s stock ownership guidelines

•
TSR performance-driven modifier. Awards of restricted stock (or units) increase or decrease by up to 25% based on Viad’s TSR for the prior three years, as compared to the companies in Viad’s comparator group. While the Company believes that three-year time-based restricted stock is a strong retention instrument that motivates NEOs to make long-term decisions that will be beneficial to shareholders and Viad, the added performance-driven modifier is designed as an incentive to further align shareholder interests with those of management. Based on the three-year retrospective TSR assessment relative to Viad’s comparator group companies, Viad’s TSR was ranked 11th out of a total of 16 companies. Accordingly, the 2013 grant of restricted stock (or units) to the NEOs was 81% of the value of their 2013 targeted grants of restricted stock, representing a decrease of 19% from the award targets

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	33

NEOs receiving restricted stock may vote the underlying shares and will receive dividends during the restriction period. The restricted stock units do not have voting rights, but do provide for dividend equivalents. Receipt of dividends (or dividend equivalents) and the NEO’s right to vote shares are important links in aligning management’s interests with those of Viad’s shareholders.

2013 VESTING OF LONG-TERM INCENTIVES AWARDED IN PRIOR YEARS

Performance-Based Restricted Stock (or Units). No grants of performance-based restricted stock (or units) were made in 2013, and no performance-based restricted stock (or units) vested during 2013. No dividends were paid in 2013 with respect to performance-based restricted stock for which the performance component had not been achieved by the NEO.

Restricted Stock (or Units). Restricted stock (or units) granted in 2010 vested in 2013 (see the CD&A subsection “Time-Vested Restricted Stock (or Units),” above, for a description of the awards).

SPECIAL DIVIDENDS AND ADJUSTMENTS TO LONG-TERM INCENTIVES

As part of its ongoing efforts to enhance shareholder value, the Company paid special dividends on its outstanding common stock of $2.50 per share on November 14, 2013 to shareholders of record as of November 7, 2013, and $1.50 per share on February 14, 2014 to shareholders of record as of February 7, 2014. In accordance with the mandatory provisions of the 2007 Viad Corp Omnibus Incentive Plan and the 1997 Viad Corp Omnibus Incentive Plan, the Committee approved equitable adjustments to outstanding long-term incentive awards of stock options and performance units issued pursuant to those plans in order to prevent the special dividends from diluting the rights of participants under those plans. The equitable adjustments to the outstanding stock options reduced the exercise price and increased the number of shares of common stock underlying such options. The equitable adjustment to the performance units reflects the effect of the special dividends, but would be paid only if performance goals are met at the end of the three-year performance period.

PERQUISITES AND OTHER PERSONAL BENEFITS

Perquisites and other personal benefits are part of each NEO’s total compensation package and are reviewed periodically to ensure external competitiveness. For 2013, the perquisites offered by the Company to the NEOs included financial counseling and tax preparation, annual executive physical examination, accidental death and dismemberment insurance, executive medical insurance, club memberships and Company-paid parking. Messrs. Dykstra and Hannan were also eligible for executive life insurance, a home security system and an automobile, plus related expenses, in 2013, and Mr. Dykstra was eligible for home Internet service. Mr. Moster was eligible for an automobile allowance, plus related expenses. In 2013, the Company eliminated tax gross-up payments for these and all other NEO perquisites and personal benefits. Additional information on perquisites and other personal benefits provided to the NEOs in 2013 is discussed in the “Summary Compensation Table” section of this proxy statement.

POST-EMPLOYMENT COMPENSATION

Certain termination events will trigger post-employment payments and benefits for the NEOs, including retirement, change in control severance, termination for cause, involuntary termination not for cause, death or disability. These are discussed under the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement. Post-termination compensation provides for either short-term (termination or change in control) or long-term (retirement) security to the Company’s executive officers in the event their employment with the Company ends. In the event of involuntary termination, post-termination compensation is intended to provide an interim financial resource to the executive during the transition from employment with Viad.

RETIREMENT INCOME AND SAVINGS PLANS

MoneyGram is solely responsible for paying annual retirement benefits to our CEO and CFO under the SERP and the MoneyGram Pension Plan pursuant to its agreement to assume such liabilities after MoneyGram’s spin-off from Viad

34	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

in 2004.  As of the spin-off date, MoneyGram assumed all liability for pension benefits for Company employees participating in the MoneyGram Pension Plan and the SERP, including, for our CEO and CFO as well as other participants, any benefit increases based on final average earnings and covered compensation as of the employment termination date.  In addition to the retirement benefits paid by MoneyGram under the SERP and the MoneyGram Pension Plan, Mr. Dykstra and Ms. Ingersoll also receive retirement benefits from the Company under the Defined Contribution Plan, which the Company established in 2013 to replace the annual payment of lump sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll. The lump-sum awards were instituted in 2005 in connection with the Company’s spin-off of MoneyGram in 2004, at which time the credited service benefits for the SERP’s participants were frozen, and were made solely in lieu of the Company accruing pension benefits for Mr. Dykstra and Ms. Ingersoll as Schedule B participants of the SERP.

All eligible U.S. employees may participate in the Viad Corp Capital Accumulation Plan (the “401(k) Plan”). In addition, the U.S. NEOs are eligible to participate in the Viad Corp Supplemental 401(k) Plan, which provides for additional employee contributions over the annual limits set by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) for the 401(k) Plan, plus matching contributions by Viad based on the same percentage as the 401(k) Plan. Mr. Hannan was a participant in the Retirement Plan for Management Employees of Brewster Inc. in lieu of the U.S.-based program.

The change in the value of the pension plans during 2013 is included in the “Summary Compensation Table” section of this proxy statement. Please refer to the “Pension Benefit Table” and the “Potential Payment Upon Employment Termination or Change in Control” sections of this proxy statement for further discussion of retirement benefits.

CHANGE IN CONTROL SEVERANCE

Viad’s Executive Severance Plan (Tier I) provides each of the NEOs with severance benefits if the NEO’s employment is terminated by Viad without cause or by the NEO for good reason (as those terms are defined in this Plan) within 36 months after a change in control of Viad, or by the NEO for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of a change in control of Viad.

As discussed elsewhere in this CD&A, Viad has eliminated excise tax gross-ups and “modified single-trigger” provisions in the executive severance plans of all NEOs and other executive officers hired in 2013 and thereafter. The Company also instituted a three-year phase-out on change in control excise tax gross-ups and modified single-trigger provisions for all NEOs grandfathered into the Company’s previous Executive Severance Plan (Tier I) that will make these provisions null and void as of February 26, 2017.

The purpose of the Company’s executive severance plan is to ensure, in the event of a possible change in control of Viad, that NEOs will be available (without concern for their personal financial situations) to perform their regular duties and to advise management and the Board as to whether the change in control proposal would be in the best interests of Viad and its shareholders, to assist in the change in control implementation and transition and to perform other appropriate actions. Severance benefits also provide an economic means for NEOs to transition from Viad employment. Participants in this plan are designated by the CEO and approved by the Committee. Upon a change in control, Viad’s annual and long-term incentive plans also provide for accelerated vesting of equity awards and payment of annual incentive and performance units, as discussed in the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement.

EMPLOYMENT AGREEMENT

Mr. Dykstra is the only NEO covered under an employment agreement. Mr. Dykstra’s agreement provides that he will receive post-termination severance and benefits upon certain termination scenarios. Additional detail can be found in the “Employment Agreement” section of this proxy statement.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	35

FORFEITURE AND REIMBURSEMENT PROVISIONS FOR DETRIMENTAL CONDUCT

In order to protect Viad and its operating companies and to help ensure the long-term success of the business, annual and long-term incentive compensation are subject to forfeiture and reimbursement (i.e., “clawback”) provisions relating to the following conduct:

•
an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which constituted a material violation of Viad’s Code of Ethics or certain other policies

•
an officer or employee was aware of and failed to report another officer or employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which constituted a material violation of Viad’s Code of Ethics or certain other policies

•	an officer or employee acted significantly contrary to the best interests of Viad
The clawback provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, the annual and long-term incentive compensation awards also provide Viad with the right to stop the NEO, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. Viad also may seek monetary damages for such activities.
The following incentive compensation is subject to clawback provisions:

•	awards of restricted stock (or units), performance-based restricted stock (or units) and performance units granted in the last two years of employment

•	all cash bonuses paid during the last 18 months of employment

•	outstanding, vested but not exercised, stock options

•	any gain (without regard to tax effects) realized from the exercise of an option subject to the clawback provisions

STOCK OWNERSHIP REQUIREMENTS

The Company’s stock ownership guidelines were adopted to promote alignment between executives and shareholders in order to encourage actions to enhance long-term shareholder value. The guidelines require executives to own a minimum amount of stock on a direct basis, meaning stock of Viad which is subject to market risk and not simply held under option. The minimum required amount is based on multiples of salary ranging from one and one-half to five times an executive’s annual salary, depending on salary level, as summarized below:

STOCK OWNERSHIP GUIDELINES
Executives	Ownership Guidelines
CEO	5.0 times base salary
Direct Reports to CEO	3.0 times base salary
Second Level Below CEO	1.5 times base salary

All NEOs who are currently subject to the guidelines have exceeded them except for Messrs. Moster and Kuczynski, who are working toward achieving their goals. In 2013, the Company began implementing a hold on vested restricted stock earned by NEOs, net of taxes, until the NEOs’ total stock ownership meets the Company’s stock ownership guidelines or the NEO is no longer an employee of the Company, whichever occurs first.

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION

36	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

Section 162(m) of the Internal Revenue Code limits the Company’s deduction for compensation paid to the NEOs to $1 million during the tax year, subject to certain permitted exceptions. The Company intends to structure its compensation arrangements in a manner that would comply with Section 162(m). Although the Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, if it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m) of the Code.

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing. For more information about shareholder feedback opportunities, please refer to the “Communication with Board of Directors” section of this proxy statement.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board is comprised solely of independent directors. The Committee oversees design and implementation of an executive compensation strategy intended to enhance the fundamental value of Viad by increasing its earnings, cash flows, market position and financial condition, thereby providing a logical predicate for increases in shareholder value. The Committee has reviewed and discussed with Viad’s management the Compensation Discussion and Analysis provided in this proxy statement and, based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Viad’s 2013 Annual Report on Form 10-K, filed March 7, 2014.

HUMAN RESOURCES COMMITTEE
Richard H. Dozer, Chairman
Daniel Boggan Jr.
Edward E. Mace
Robert E. Munzenrider
Margaret E. Pederson

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation in 2011, 2012 and 2013 of the Chief Executive Officer, the Chief Financial Officer and each of the three other most highly compensated executive officers of Viad in 2013 (collectively, the “named executive officers” or “NEOs”).

The amounts presented below in column (e), “Stock Awards,” and column (f), “Option Awards,” of the Summary Compensation Table do not reflect actual pay, but rather represent the grant date fair value of awards granted to the NEOs and may not reflect the actual value to be realized by each executive officer. Variables that can affect the actual value realized by the NEOs include achievement levels of performance targets, economic and market risks associated with stock and option awards and performance unit valuation based on the market price of Viad’s stock. The actual value realized by the NEOs will not be determined until the time of vesting in the case of restricted stock (or units), performance units and performance-based restricted stock units, or until option exercise in the case of option awards.

Viad Corp | EXECUTIVE COMPENSATION	37

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation[3] ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings[1,4] ($)	All Other Compen- sation[5] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Paul B. Dykstra[1]	2013	766,875	—	1,211,605	—	269,600	155,854	689,950	3,093,884
Chairman, President and CEO	2012	731,250	—	1,334,880	—	945,100	849,422	376,693	4,237,345
	2011	662,692	—	1,764,867	—	701,400	458,897	277,848	3,865,704

Ellen M. Ingersoll	2013	384,231	—	462,215	—	85,200	6,448	345,323	1,283,417
Chief Financial Officer	2012	371,019	—	506,760	—	319,900	50,956	145,882	1,394,517
	2011	357,046	—	513,123	—	230,900	23,423	129,794	1,254,286

Steven W. Moster	2013	412,500	—	462,215	—	—	—	116,141	990,856
Group President -	2012	402,000	—	506,760	—	416,100	—	52,643	1,377,503
Marketing & Events; President, GES	2011	391,031	—	432,588	—	255,700	—	63,996	1,143,315

Michael M. Hannan[6,7]	2013	322,158	—	218,800	—	190,316[6]	14,306	76,802	822,382
Former President of	2012	321,750	—	241,020	—	146,962	46,582	20,585	776,899
Travel & Recreation Group and Brewster Inc.	2011	325,934	—	216,294	—	61,115	32,575	20,356	656,274

Thomas M. Kuczynski	2013	329,500	—	202,390	—	67,100	14	52,947	651,951
Chief Corporate Development	2012	319,125	—	214,240	—	252,000	11	42,904	828,280
& Strategy Officer	2011	307,915	—	216,294	—	181,100	5	36,053	741,367
________________________________

[1]
The year-over-year pension value change compensation under column (h) for Mr. Dykstra for 2011 to 2013 is not the obligation of Viad to pay, but rather is the sole responsibility of MoneyGram in connection with its spin-off by Viad in 2004. The amounts reflect the year-over-year change in the actuarial present value of the Viad Corp Supplemental Pension Plan (the “SERP”) and the Viad Corp Retirement Income Plan (the “MoneyGram Pension Plan”), each of which is the sole responsibility of MoneyGram (see Note 4, below). The following table demonstrates the allocation of these amounts listed as Mr. Dykstra’s compensation under column (h) as between MoneyGram and Viad:

	2011 ($)		2012 ($)		2013 ($)
	Viad	MoneyGram	Viad	MoneyGram	Viad	MoneyGram
Column (h) “Change in Pension Value”	—	458,628	—	848,946	—	137,228

[2]
The amounts shown under this column (e) reflect the grant date fair value of long-term incentives awarded (other than stock options, which are reflected in column (f)) to the named executive officers, including restricted stock (or units) granted in years 2011 through 2013, and performance units granted in years 2011 through 2013. The grant date fair value of the performance unit awards granted in 2011, 2012 and 2013 were computed by multiplying (i) the number of units awarded to each NEO, assuming achievement at target level, by (ii) the closing price of the underlying shares on the grant date. The amounts shown under this column (e) include 2013 performance unit awards in the amount of $787,680 for Mr. Dykstra, $300,850 for Ms. Ingersoll, $142,220 for Mr. Hannan, $131,280 for Mr. Kuczynski and $300,850 for Mr. Moster, 2012 performance unit awards in the amount of $710,700 for Mr. Dykstra, $269,860 for Ms. Ingersoll, $127,720 for Mr. Hannan, $113,300 for Mr. Kuczynski and $269,860 for Mr. Moster and 2011 performance unit awards in the amount of $639,678 for Mr. Dykstra, $276,120 for Ms. Ingersoll, $117,351 for Mr. Hannan, $117,351 for Mr. Kuczynski and $232,401 for Mr. Moster. If achievement is at maximum level, the grant date fair values of the 2013 performance unit awards would be $1,575,360 for Mr. Dykstra, $601,700 for Ms. Ingersoll, $284,440 for Mr. Hannan, $262,560 for Mr. Kuczynski and $601,700 for Mr. Moster, the grant date fair values of the 2012 performance unit awards would be $1,421,400 for Mr. Dykstra, $539,720 for Ms. Ingersoll, $255,440 for Mr. Hannan, $226,600 for Mr. Kuczynski and $539,720 for Mr. Moster and the grant date fair values of the 2011 performance unit awards would be $1,279,356 for Mr. Dykstra, $552,240 for Ms. Ingersoll, $234,702 for Mr. Hannan, $234,702 for Mr. Kuczynski and $464,802 for Mr. Moster. Assumptions made in the valuation of stock awards under

38	Viad Corp | EXECUTIVE COMPENSATION

this column (e) are discussed in Viad’s 2013 Annual Report on Form 10-K, filed March 7, 2014, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

[3]
The amounts shown under this column (g) represent incentive cash awards under the Management Incentive Plan for 2011, 2012 and 2013, pursuant to the 2007 Viad Corp Omnibus Incentive Plan, which were paid in March of the following year. The 2013 performance targets are discussed in the Compensation Discussion and Analysis section of this proxy statement, and were attained at 37.0% of target for Viad Consolidated (Messrs. Dykstra and Kuczynski and Ms. Ingersoll) and at 106.8% of target for Viad’s Travel & Recreation Group (Mr. Hannan). No cash award was granted to Mr. Moster as the 2013 performance targets for Viad’s Marketing & Events Group were not met. For 2012, performance goals were attained at 143.6% of target for Viad Consolidated, at 172.5% of target for Viad’s Marketing & Events Group and at 78.2% of target for Viad’s Travel & Recreation Group. For 2011, performance goals were attained at 117.6% of target for Viad Consolidated, at 118.9% of target for Viad’s Marketing & Events Group and at 32.6% of target for Viad’s Travel & Recreation Group.

[4]
The amounts shown under this column (h) represent the year-over-year pension value change in the actuarial present value of the SERP, the MoneyGram Pension Plan and the Retirement Plan for Management Employees of Brewster Inc., as well as above-market earnings on the Viad Corp Deferred Compensation Plan, the Viad Corp Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution Plan”), which is described in greater detail in the “Non-Qualified Deferred Compensation Table” section of this proxy statement, and the Viad Corp Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”). As discussed in Note 1 above, in connection with the spin-off of MoneyGram on June 30, 2004, liabilities associated with the SERP and MoneyGram Pension Plan obligations were assumed entirely by MoneyGram. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code). For 2013, the year-over-year pension value change from 2012 to 2013 was $137,228 for Mr. Dykstra and $14,306 for Mr. Hannan. For 2012, the year-over-year pension value change from 2011 to 2012 was $848,946 for Mr. Dykstra, $50,876 for Ms. Ingersoll and $46,582 for Mr. Hannan. For 2011, the year-over-year change from 2010 to 2011 was $458,628 for Mr. Dykstra, $23,377 for Ms. Ingersoll and $32,575 for Mr. Hannan. The above-market earnings on Mr. Dykstra’s benefits under the Viad Corp Deferred Compensation Plan was $4 in 2011, and a lump-sum, full distribution of $196,567 under the plan was made to him in 2011. For the Defined Contribution Plan, the above-market earnings for 2013 were $18,082 for Mr. Dykstra and $6,359 for Ms. Ingersoll. For the Supplemental 401(k) Plan, the above-market earnings for 2013 were $544 for Mr. Dykstra, $89 for Ms. Ingersoll and $14 for Mr. Kuczynski; for 2012 were $476 for Mr. Dykstra, $80 for Ms. Ingersoll and $11 for Mr. Kuczynski; and for 2011 were $265 for Mr. Dykstra, $46 for Ms. Ingersoll and $5 for Mr. Kuczynski.

[5]	The amount shown for 2013 under this column (i) includes the following:

Item	Mr. Dykstra	Ms. Ingersoll	Mr. Moster	Mr. Hannan	Mr. Kuczynski
Perquisites:
Annual Physical Examination	$1,823	$3,744	$—	$9,949	$1,738
Tax Planning and Financial Counseling Services	19,019	13,520	13,372	—	104
Executive Medical Coverage	3,716	4,000	1,213	—	3,453
Executive Life Insurance	504	—	—	1,308	—
Company-provided Vehicle or Allowance, and Related Vehicle Expenses	25,087	—	12,000	23,190	—
Club Memberships	5,799	—	1,474	4,846	—
Other Perquisites(A)	2,074	576	22	789	22
Perk Tax Gross-Ups(B)	—	—	—	—	—
Other Compensation:
Dividends on Unvested Restricted Stock (or Units)	275,890	80,980	78,060	36,720	34,450
Defined Contribution Plan benefits(C)	325,363	227,134	—	—	—
Matching Contributions under 401(k) Plans(D)	30,675	15,369	10,000	—	13,180
Total	$689,950	$345,323	$116,141	$76,802	$52,947
__________________________

(A)
“Other Perquisites” includes accidental death and dismemberment insurance, office parking, dry cleaning services (in the case of Mr. Hannan), home Internet service (in the case of Mr. Dykstra) and home security system (in the case of Messrs. Dykstra and Hannan).

(B)	Beginning in 2013, tax gross-ups were eliminated from Viad’s executive compensation program for the NEOs.

(C)
These amounts are benefit accruals to Mr. Dykstra and Ms. Ingersoll for the period from January 1, 2013 through December 31, 2013 pursuant to the Defined Contribution Plan. The Defined Contribution Plan was established by Viad as of January 1, 2013 to replace the annual lump sum cash awards to Mr. Dykstra and Ms. Ingersoll paid in lieu of the Company accruing pension benefits for them as Schedule B participants of the SERP. Mr. Dykstra and Ms. Ingersoll are the only participants, and no other current or future employees will participate in the Defined Contribution Plan. The Defined Contribution Plan is described in greater detail in the “Non-Qualified Deferred Compensation Table” section of this proxy statement.

Viad Corp | EXECUTIVE COMPENSATION	39

(D)
These amounts include matching contributions paid pursuant to the Company’s 401(k) plan and the Supplemental 401(k) Plan to all NEOs except for Mr. Moster, who has elected not to participate in the Supplemental 401(k) Plan, and Mr. Hannan, who is a Canadian citizen and resident and therefore does not participate in these U.S.-based retirement programs. The aggregate incremental cost of perquisites is the actual cost incurred by Viad as a result of providing such items.

[6]
Effective January 2, 2014, Mr. Hannan stepped down as Group President - Travel & Recreation and left Viad for personal reasons. Mr. Dykstra assumed leadership of the Travel & Recreation Group. In order to ensure a smooth leadership transition following Mr. Hannan’s departure from the Company, the Company and Mr. Hannan entered into a transition services agreement effective as of January 2, 2014. Under the agreement, Mr. Hannan will provide consulting services for the Company for a period of 12 months following the effective date of the agreement. In exchange for his consulting services, Mr. Hannan is entitled to compensation and benefits as set forth in the agreement, including, but not limited to, a one-time, lump sum payment inclusive of his 2013 annual cash incentive reported in column (g) of this Summary Compensation Table.

[7]
The 2013 base salary and all other compensation for 2013 shown in this Table for Mr. Hannan, a Canadian citizen and resident, were paid in Canadian dollars and converted into U.S. dollars at the rate of 0.9692 to 1. His 2012 base salary and all other compensation for 2012 shown in this Table were paid in Canadian dollars and converted into U.S. dollars at the rate of 1.0002 to 1. His 2011 base salary and all other compensation for 2011 shown in this Table were converted into U.S. dollars at the rate of 1.015 to 1. His annual bonus award under the Management Incentive Plan as shown in column (g) of this Table were paid in Canadian dollars and converted on the date of payment at a rate of 0.8935 to 1 for 2013, 0.9739 to 1 for 2012 and 1.0085 to 1 for 2011. All stock unit awards were originated in U.S. dollars and did not require conversion.

PENSION ARRANGEMENTS

As discussed in Notes 1 and 4 to the Summary Compensation Table above and in the CD&A section of this proxy statement, MoneyGram is solely responsible for paying annual retirement benefits to our CEO and CFO under the SERP and the MoneyGram Pension Plan pursuant to its agreement to assume such liabilities after MoneyGram’s spin-off from Viad in 2004.  MoneyGram assumed all liability for pension benefits for Company employees participating in the MoneyGram Pension Plan.  MoneyGram assumed all liability for the SERP as of the spin-off date including, for our CEO and CFO as well as other participants, any benefit increases based on final average earnings and covered compensation as of the date of termination of employment with the Company and its subsidiaries.
Mr. Dykstra and Ms. Ingersoll also receive retirement benefits from the Company under the Defined Contribution Plan, which the Company established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll. The lump-sum awards were instituted in 2005 in connection with the Company’s spin-off of MoneyGram in 2004, at which time the credited service benefits for the SERP’s participants were frozen, and were made solely in lieu of the Company accruing pension benefits for Mr. Dykstra and Ms. Ingersoll as Schedule B participants of the SERP.
Mr. Dykstra and Ms. Ingersoll are the only participants in the Defined Contribution Plan, and the Company does not intend to add any new participants in the future. Since 2004, the Company has not added any new participants to its legacy pension plans, including the SERP and the MoneyGram Pension Plan, and does not intend to add any new participants in the future.
EMPLOYMENT AGREEMENT

Mr. Dykstra is employed pursuant to an employment agreement dated May 15, 2007. No other NEO has an employment agreement. Mr. Dykstra’s agreement provides for an initial two-year employment term, and thereafter, on each anniversary date of the agreement, the remaining one-year term is automatically renewed for an additional one-year period, unless the Human Resources Committee provides notice of its intent not to extend the employment period. Mr. Dykstra’s annual base salary is reviewed at least annually by the Human Resources Committee, which may, in its sole discretion, recommend an increase to the annual base salary, subject to approval by the Board. Mr. Dykstra did not receive an increase in salary in 2014.

The agreement also provides that Mr. Dykstra is entitled to participate in all bonus and long-term incentive compensation plans and programs and other fringe benefit programs offered to other senior executives of Viad in accordance with the terms of such plans and programs. Further, he is entitled to participate in all savings, retirement, medical and other welfare benefit plans to the same extent as other senior executives of Viad. His perquisites and other personal benefits include executive medical coverage; executive life insurance; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive

40	Viad Corp | EXECUTIVE COMPENSATION

physical examination; dues for health club, country club, airline club and social club; Company-provided vehicle and auto-related expenses and a home security system. He is eligible for health and medical coverage prior to reaching the age of 55 at the level of benefits no less than the level in existence on December 31, 2012, and he is eligible to receive post-termination medical coverage under Viad’s post-retirement medical coverage plan at the level of benefits no less than the level in existence on December 31, 2012.  Viad’s post-retirement medical coverage plan is provided to all Viad employees who meet certain criteria, including, among others, employment by Viad prior to the plan being frozen and 10 years of service with Viad, and who reach 55 years old before receiving coverage.  The Board did not designate Mr. Dykstra as a participant in a more costly retiree medical plan provided to the prior three individuals serving as Chairman and Chief Executive Officer of Viad. Additional information regarding the terms of Mr. Dykstra’s employment agreement is provided in the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below supplements the disclosure in the Summary Compensation Table on plan-based awards. The table provides, by grant date, the estimated future payouts for awards granted in 2013 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2013 that have been paid out. All awards in 2013 were granted pursuant to the 2007 Viad Corp Omnibus Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			All Other Stock Awards: Number of Shares of Stock or Units (#)[5]	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Name[1]	Grant Date[2]	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh-old (#)	Target (#)	Maxi- mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
P. Dykstra		218,600	728,500	1,274,900
RS	2/26					15,500		—	—	—	423,925
PUP	2/26				5,760	28,800	57,600	—	—	—	787,680
E. Ingersoll		69,100	230,400	403,200
RS	2/26					5,900		—	—	—	161,365
PUP	2/26				2,200	11,000	22,000	—	—	—	300,850
S. Moster[3]		74,300	247,500	433,100
RS	2/26					5,900		—	—	—	161,365
PUP	2/26				2,200	11,000	22,000	—	—	—	300,850
M. Hannan[6]		53,431	178,164	311,832
RSU	2/26					2,800		—	—	—	76,580
PUP	2/26				1,040	5,200	10,400	—	—	—	142,220
T. Kuczynski		54,400	181,200	317,100
RS	2/26					2,600		—	—	—	71,110
PUP	2/26				960	4,800	9,600	—	—	—	131,280
____________________________

[1]	“RS” represents awards of restricted stock. “RSU” represents awards of restricted stock units. “PUP” represents awards of performance units.

[2]	Grant dates shown occurred in 2013.

[3]
The amounts shown in column (d) above reflect the possible payment if performance measures are achieved at target level under the 2013 Management Incentive Plan. The amounts shown in column (c) above reflect the possible minimum payment level under the 2013 Management Incentive Plan, which is 30% of target, as discussed in the Compensation Discussion and Analysis subsection “Short-Term (Annual) Incentives,” above. The amounts shown in column (e) are 175% of the target amount shown in column (d). Actual payout results are reflected in column (g) of the Summary Compensation Table. No payment under the 2013 Management Incentive Plan will be made for the 2013 performance period to Mr. Moster.

Viad Corp | EXECUTIVE COMPENSATION	41

[4]
Under “Estimated Future Payouts Under Equity Incentive Plan Awards,” columns (f), (g) and (h) present the estimated threshold, target and maximum payouts as of the grant date for the NEOs’ 2013 award of performance units, as well as the estimated payout in column (g) as of the grant date for awards of restricted stock (or units, in the case of Mr. Hannan).

[5]
The grant date fair value of the restricted stock (or unit) awards granted on February 26, 2013, was $27.35 per share (or unit). The actual value realized by the NEO for the 2013 restricted stock (or unit) and performance unit awards will not be determined until the time of vesting.

[6]
The estimated future payouts for Mr. Hannan for an award under the 2013 Management Incentive Plan have been converted from Canadian dollars to U.S. dollars at a rate of 0.8935 to 1, as shown in columns (c) - (e) of this Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below includes all outstanding options and unvested stock awards of the named executive officers as of December 31, 2013, including awards subject to performance conditions.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)[1,8]	Number of Securities Underlying Unexercised Options Unexercisable (#)[2,8]	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)[2]	Option Exercise Price ($)[3,8]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[4]	Market Value of Shares or Units of Stock That Have Not Vested ($)[4,5]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[8]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[5,8]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
P. Dykstra
2/24/2010	100,234	—	—	17.62	02/24/2020
RS6				N/A	N/A	94,700	2,630,766	—	—
PUP[7]				N/A	N/A	27,800	990,800	63,300	3,077,300
E. Ingersoll
2/24/2010	44,124	—	—	17.62	02/24/2020
RS6				N/A	N/A	27,700	769,506	—	—
PUP[7]				N/A	N/A	12,000	427,700	24,100	1,171,700
S. Moster
RS6				N/A	N/A	26,100	725,058	—	—
PUP[7]				N/A	N/A	10,100	190,200	24,100	669,500
M. Hannan
12/1/2008	10,895	—	—	22.85	04/02/2014
2/24/2010	16,234	—	—	17.62	04/02/2014
RSU[6]				N/A	N/A	12,600	350,028	—	—
PUP[7]				N/A	N/A	5,100	189,400	11,400	554,200
T. Kuczynski
2/24/2010	17,650	—	—	17.62	02/24/2020
RS6				N/A	N/A	11,800	327,804	—	—
PUP[7]				N/A	N/A	5,100	181,800	10,300	500,800
________________________________

[1]
Stock option awards for the named executive officers included a combination of incentive stock options and non-qualified stock options for all grants, in compliance with IRS requirements, except Mr. Hannan’s grants were in the form of non-qualified stock options due to Canadian tax considerations.

42	Viad Corp | EXECUTIVE COMPENSATION

[2]
The stock options granted in 2010 have 10-year terms and vested in three equal annual installments beginning one year after the date of grant and ending three years after the date of grant. The stock options granted to Mr. Hannan in 2008 have a seven-year term and vested in five equal annual installments beginning one year from the date of grant and ending five years after the date of grant.

[3]
The exercise price of the 2008 grant of stock options is equal to the average of the high and low selling prices of Viad’s common stock on the NYSE on the grant date. Effective with the 2010 grant of stock options, the exercise price is the closing selling price of Viad’s common stock on the grant date.

[4]
For columns (g) and (h), restricted stock and restricted stock units vest three years from the date of grant, except for 25,000 shares of restricted stock awarded to Mr. Dykstra in 2011, which will vest five years after the date of grant.

[5]
For columns (h) and (j), the market value of shares (or units) was computed by multiplying the number of shares (or units) by $27.78, the closing market price of Viad’s common stock at December 31, 2013.

[6]	“RS” refers to restricted stock. “RSU” refers to restricted stock units.

[7]	“PUP” refers to performance units. The number of performance units and dollar value of those units, as reflected in column (i) and column (j), respectively, was as of December 31, 2013.

[8]
Pursuant to the mandatory provisions of the 2007 Viad Corp Omnibus Incentive Plan, the 1997 Viad Corp Omnibus Incentive Plan and the award agreements executed under those plans, the Human Resources Committee approved equitable adjustments to the option and performance unit awards as a result of a special dividend paid on November 14, 2013. Under the equitable adjustments, the number of securities underlying outstanding options were increased, the option exercise price for such options were decreased and the payouts for holders of outstanding performance units would be increased if the performance goals for such units are met. The equitable adjustment to the performance units reflects the effect of the special dividend, but would be paid only if performance goals are met at the end of the three-year performance period.

OPTION EXERCISES AND STOCK VESTED TABLE

For the named executive officers, the table below lists stock options exercised in 2013 and restricted stock (or units) which vested during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
(a)	(b)	(c)	(d)	(e)
P. Dykstra
RS3	—	—	28,100	745,493
E. Ingersoll
RS3	—	—	12,400	328,972
Stock Options	7,499	54,713	—	—
S. Moster
RS3	—	—	7,400	197,580
M. Hannan
RSU[3]	—	—	4,600	122,038
T. Kuczynski
RS3	—	—	4,900	129,997
________________________________

[1]
The value realized is calculated by taking the difference between the exercise price and the fair market value of the stock times the number of options exercised. Effective with the 2010 grant of stock options, the exercise price is the closing selling price of Viad’s common stock on the grant date. Previously, the exercise price was the average of the high and low selling price of Viad’s common stock on the date of grant. The fair market value of an exercised option is the closing selling price of Viad’s common stock on the date of exercise.

[2]	The value realized upon the vesting of stock awards is the closing selling price of Viad’s common stock on the date of vesting times the number of shares (or units) vesting.

[3]	“RS” is an abbreviation for restricted stock. “RSU” is an abbreviation for restricted stock units.

Viad Corp | EXECUTIVE COMPENSATION	43

PENSION BENEFITS TABLE

The table below provides the present value of the accumulated benefits of the NEOs who receive benefits under a pension plan of Viad or its subsidiaries. The liability related to the payment of benefits under the SERP, as disclosed in the table below, was assumed by MoneyGram in connection with the spin-off of MoneyGram by Viad in June 2004.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)[3]	(e)
P. Dykstra[1]	SERP	20.340	3,542,800	—
E. Ingersoll[1]	SERP	2.439	183,460	—
M. Hannan[2]	Retirement Plan for Management Employees of Brewster Inc.	5.0833	131,785	—
_______________________________

[1]
Mr. Dykstra and Ms. Ingersoll participate in the SERP. Credited service ceased to accrue under the SERP as of the MoneyGram spin-off on June 30, 2004 (actual years of service for Mr. Dykstra and Ms. Ingersoll are 30 and 12 years, respectively). The SERP provides retirement benefits based on final average earnings, which is the average of the 60 months of annual base salary plus 50% of the annual incentive compensation for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50% of the benefit is payable for the life of the surviving spouse, if applicable. These two executives are entitled to a pension benefit at age 60 equal to A + (B x C) - D, where:

A =	(1.15% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings)
+
(0.55% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings in excess of the covered compensation breakpoint);

B =	(1.834% x Years of service prior to 1998 x Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation)
-
(1.667% x Years of service prior to 1998 x Primary Social Security benefit);

C =	(Final average earnings) / (Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation); and

D =	Annual benefit from the MoneyGram Pension Plan and the Travelers Express Company, Inc. Supplemental Pension Plan, if applicable.

[2]
As of January 2, 2014, benefits ceased to accrue for Mr. Hannan as he was no longer an employee of Brewster Inc. Under the Retirement Plan for Management Employees of Brewster Inc., the annual pension payable to Mr. Hannan, assuming a normal retirement date, is equal to 2% of his highest average earnings for each year of credited service. “Highest average earnings” is defined as the average of the highest annual earnings in any three calendar years of credited service. The maximum pension payable to Mr. Hannan cannot exceed the dollar limits permitted under the Income Tax Act of Canada.

[3]
Assumptions made in quantifying the present value of the current accrued benefit under this column (d) are discussed in Viad’s 2013 Annual Report on Form 10-K, filed March 7, 2014, in Note 16 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

44	Viad Corp | EXECUTIVE COMPENSATION

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table provides the amounts contributed to non-qualified deferred compensation plans during 2013.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2,4]	Aggregate Earnings in Last Fiscal Year ($)[3,4]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
P. Dykstra
Defined Contribution Plan[4]	—	325,363	82,567	—	407,930
Supplemental 401(k) Plan[5]	30,681	20,475	30,949	—	647,456
E. Ingersoll
Defined Contribution Plan[4]	—	227,134	42,157	—	269,291
Supplemental 401(k) Plan[5]	—	5,169	5,041	—	103,775
S. Moster	—	—	—	—	—
M. Hannan[5]	—	—	—	—	—
T. Kuczynski
Supplemental 401(k) Plan[5]	—	2,980	819	—	18,846
________________________________

[1]	These amounts are contributed by the executive out of his or her annual base salary. Such contributions are reported as compensation in the Summary Compensation Table under column (c) (“Salary”).

[2]
The Company’s matching contribution under the Supplemental 401(k) Plan is the same as provided under the 401(k) Plan generally available to all employees, which is a 100% match of the first 3% of annual base salary contributed by the executive officer and 50% of the next 2% of annual base salary contributed by the executive officer. Matching contributions are reported as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”). Mr. Moster has elected not to participate in, and Mr. Hannan is not eligible to participate in, the Supplemental 401(k) Plan. See Note 5 below for a discussion of the plan’s eligibility requirements.

[3]
Interest on each participant’s account balance is paid at an annual rate equal to the yield as of January 1, April 1, July 1, and October 1 on the Merrill Lynch Taxable Bond Index-Long Term Medium Quality (A3) Industrial Bonds, or such other rate as the Human Resources Committee may determine in a manner consistent with the requirements of Section 409A of the Internal Revenue Code and related regulations. If the deferred compensation account is to be paid in installments, the interest is credited quarterly prior to the end of each installment period. If the deferred compensation account is not paid in installments, the interest is credited quarterly prior to the end of the participant’s deferral period.

[4]
“Defined Contribution Plan” refers to the Viad Corp Defined Contribution Supplemental Executive Retirement Plan, which Viad established in 2013 to replace the annual payment of lump sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll since the spin-off of MoneyGram in 2004. Payments under the Defined Contribution Plan are made only to Mr. Dykstra and Ms. Ingersoll, the plan’s sole participants. The Defined Contribution Plan provides annual contributions to the participants’ accounts, and such contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. Each participant has a phantom account where hypothetical investment returns are deposited or credited, and assumes the investment risks and rewards by selecting from among a set of investment options provided by the Company. The contribution amounts are recalculated each year based on the participant’s current salary and annual incentive bonus payment amounts, and any changes to the estimated benefits at retirement from the SERP, the MoneyGram Pension Plan and the Travelers Express Company, Inc. Supplemental Pension Plan (for Mr. Dykstra only). The Company contributions are reported in the Summary Compensation Table under column (i) (“All Other Compensation”).

5
The “Supplemental 401(k) Plan” refers to the Viad Corp Supplemental 401(k) Plan, which is a U.S.-based retirement program. Payments under the Supplemental 401(k) are made only to participants who are U.S. citizens between the ages of 55 and 65. Mr. Hannan is a Canadian citizen and resident, and thus was not eligible to participate in the program.

Viad Corp | EXECUTIVE COMPENSATION	45

POTENTIAL PAYMENT UPON EMPLOYMENT TERMINATION OR CHANGE IN CONTROL

Certain termination events will trigger post-termination payments and benefits for the named executive officers. Each termination event and the amount that could be payable to the executive officers under each termination event is provided in the tables below, assuming a qualifying termination date of December 31, 2013 with a closing price of $27.78 per share for Viad’s common stock, except where specifically indicated below.
RETIREMENT
Upon normal or early retirement, executives would receive ownership of the restricted stock (or units), earned PBRS (or units) and earned performance units awarded to them upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the retirement date), except that executives who have reached the age of 60 at the time of retirement and retire at least two years (or 18 months in the case of earned performance units) from the date of the grant would receive full ownership (not pro-rated) upon lapse of the vesting period. Stock options not yet exercisable would fully vest upon retirement (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive may exercise the option rights on or before the earlier of: (1) the fifth anniversary of the executive’s retirement date; or (2) the date on which the options expire. Executives would receive, under the MIP, an accrued annual incentive bonus, if earned, on a pro-rata basis. Mr. Dykstra is entitled to the same benefits upon retirement pursuant to the terms of his employment contract. In addition, he will be provided with an office and secretarial support for five years following retirement. Eligibility for normal retirement is age 65 and for early retirement is age 55. Currently, none of the named executive officers are eligible to receive retirement benefits.
Mr. Dykstra and Ms. Ingersoll are also entitled to retirement benefits as participants in the Defined Contribution Plan, which Viad established in 2013 to replace the payment of lump sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll. The contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. The form and amounts of payments under the Defined Contribution Plan are more fully described in the “Non-Qualified Deferred Compensation Table,” “Summary Compensation Table” and “Pension Arrangements” sections of this proxy statement.
CHANGE IN CONTROL AND CHANGE IN CONTROL SEVERANCE
The Executive Severance Plan (Tier I) (the “Executive Severance Plan”) provides each of the NEOs with severance benefits if the executive’s employment is terminated by Viad without cause or by the executive for good reason (as those terms are defined in the plan) within 36 months after a change in control of Viad, or by the executive for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of a change in control of Viad. Under those circumstances, the executive would receive from Viad a lump-sum payment, as severance compensation, equal to a multiple of the following sum:

•	The executive’s highest annual salary; plus

•	The executive’s target cash bonus under the Management Incentive Plan for the fiscal year in which the change in control occurs.
The multiple, in the case of termination by Viad without cause or the executive’s termination for good reason, will equal the product of three times a fraction, the numerator of which is 36 minus the number of full months the executive was employed following a change in control and the denominator of which is 36. In the case of the executive’s voluntary termination during the window period, the multiple will be two. As referenced earlier, Viad has instituted a three-year sunset termination of the right of an executive to resign without good reason during the 30-day window period beginning on the first anniversary of a change in control of Viad (often referred to as a “modified single-trigger”).
The first table below shows the cash amount and the value of equity and other benefits that could be received in the case of an executive’s termination without cause or the executive’s voluntary termination for good reason under a change in control, assuming that the executive had a qualifying termination date of December 31, 2013. The second table below shows the amount payable and the value of equity and other benefits upon the executive’s voluntary termination during the window period after a change in control, assuming the same termination date.

46	Viad Corp | EXECUTIVE COMPENSATION

Estimated Benefits in the Event of a Change in Control with Involuntary/Without Cause or Voluntary/Good Reason Termination, In Dollars ($)

	Dykstra	Ingersoll	Moster	Hannan[1]	Kuczynski	Aggregate Payments
Cash Severance Payment[2]	4,503,000	1,852,200	1,987,500	1,438,992	1,539,600	11,321,292
Annual Incentive Cash Bonus[3]	269,600	85,200	—	190,316	67,100	612,216
Stock Options[4]	—	—	—	—	—	—
Restricted Stock (or Units)[5,7]	2,630,766	769,506	725,058	350,028	327,804	4,803,162
PBRS (or Units)[5,7]	—	—	—	—	—	—
Performance Units[6,7]	1,677,900	677,900	625,100	304,700	288,000	3,573,600
Incremental Pension Benefit[8]	423,258	10,681	—	—	—	433,939
Defined Contribution Benefit[9]	1,324,352	933,147	—	—	—	2,257,499
Welfare Benefits and Perquisites[10]	204,520	93,520	129,133	46,207	57,133	530,513
Outplacement Services	30,000	30,000	30,000	30,000	30,000	150,000
Effect of Modified Gross-Up Provision[11]	—	—	—	—	—	—
Estimated Excise Tax and Gross-Up12	3,230,911	—	1,231,648	—	1,001,828	5,464,387
Totals	14,294,307	4,452,154	4,728,439	2,360,243	3,311,465	29,146,608
________________________________

[1]
Mr. Hannan’s estimated benefits were converted from Canadian dollars to U.S. dollars at a rate of 0.9000 to 1, except that the Canadian exchange rate of 0.8935 was used for his annual incentive cash bonus as this was the rate on the date of payout.

[2]	Discussed in the paragraphs above this table.

[3]
If there is a change in control, regardless of whether there is a termination of employment in connection therewith, each of the executives would be entitled to receive a pro-rata portion of the annual cash incentive granted under the Management Incentive Plan, calculated on the basis of achievement of performance measures through the date of the change in control.

[4]	All stock options held by the NEOs were fully vested and exercisable as of December 31, 2013. Each executive is entitled to exercise all vested options within three months after the termination date.

[5]
Immediate full vesting of equity grants will occur. The vesting of the restricted stock (or units) and PBRS (or units) would occur, and the cash amount for the granted performance units and annual incentive cash bonus would be paid to the executive, upon a change in control, whether or not the executive was terminated in connection with the change in control.

[6]
If there is a change in control, regardless of whether there is a termination of employment in connection therewith, each of the executives would be entitled to receive a cash payment for performance units granted under the PUP, calculated as if each of the pre-defined targets were met at 100%, and pro-rated from the date of the grant to the date of the change in control.

[7]
If the payouts and vesting were to occur upon the change in control, then the performance units and the annual cash incentive would not be paid out again and no additional vesting of the restricted stock (or units) and PBRS (or units) would occur in the event of an employment termination in connection with a change in control.

[8]
Benefits under the MoneyGram Pension Plan were frozen as of December 31, 2003 and would not be affected by a change in control. The Executive Severance Plan also provides a special retirement benefit to executives in the form of an additional benefit accrual under the SERP determined as if the executive continued employment during the severance period with the severance compensation included in his or her final average compensation as defined by the SERP. This special retirement benefit does not apply to Messrs. Hannan, Kuczynski and Moster.

[9]
Viad established the Defined Contribution Plan in 2013 to replace the annual payment of lump sum cash awards, including tax gross-ups, previously made by Mr. Dykstra and Ms. Ingersoll since the spin-off of MoneyGram in 2004 for accrual of post-2004 pension benefits for Schedule B participants of the SERP. Mr. Dykstra and Ms. Ingersoll are the sole participants in the Defined Contribution Plan. Immediate full vesting of all participant contribution accounts occur upon a change in control. If a participant is involuntarily terminated by the Company without cause (as that term is defined in the master plan document) within three years after a change in control, the participant will receive any company discretionary contribution amount (as defined in the master plan document) that would have been credited to the participant’s company discretionary contribution account (as defined in the master plan document) had the participant continued to be employed by the Company through the earlier of: (i) age 60; or (ii) the third anniversary of the participant’s termination date.

Viad Corp | EXECUTIVE COMPENSATION	47

[10]
The executive receives continued welfare benefits coverage for the severance period of: (i) three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change in control through the last day of the executive’s employment, and the denominator of which is 36 months, in the case of Viad’s termination without cause or the executive’s termination for good reason; or (ii) two years in the case of the executive’s voluntary termination during the window period; except that such benefits would terminate upon the executive’s death or normal retirement date of 65, whichever occurs first.

[11]
Per the Internal Revenue Code, when the total payments to an executive under the Executive Severance Plan are between 100% and 110% of the maximum amount of total payments the executive could receive without being treated as receiving excess payments, the executive’s payments are reduced such that the total payments received by the executive will not cause the executive to be treated as receiving excess payments.

[12]
In the event that the executive’s benefits under the Executive Severance Plan are subject to excise tax, the Company will make a tax payment to the executive so that the net amount of such payment (after taxes) is sufficient to pay the excise tax due.

Estimated Benefits in the Event of a Change in Control with Voluntary Termination During Window1
In Dollars ($)

	Dykstra	Ingersoll	Moster	Hannan	Kuczynski	Aggregate Payments
Cash Severance Payment	3,002,000	1,234,800	1,325,000	959,328	1,026,400	7,547,528
Annual Incentive Cash Bonus	269,600	85,200	—	190,316	67,100	612,216
Stock Options	—	—	—	—	—	—
Restricted Stock (or Units)	2,630,766	769,506	725,058	350,028	327,804	4,803,162
PBRS (or Units)	—	—	—	—	—	—
Performance Units	1,677,900	677,900	625,100	304,700	288,000	3,573,600
Incremental Pension Benefit	265,569	6,824	—	—	—	272,393
Defined Contribution Benefit	344,886	240,762	—	—	—	585,648
Welfare Benefits and Perquisites	136,347	62,347	86,089	30,804	38,089	353,676
Outplacement Services	30,000	30,000	30,000	30,000	30,000	150,000
Estimated Excise Tax and Gross-Up	—	—	860,797	—	662,278	1,523,075
Totals	8,357,068	3,107,339	3,652,044	1,865,176	2,439,671	19,421,298
________________________________

[1]	See the footnotes in the first table of this section for an explanation of the benefits.

INVOLUNTARY TERMINATION NOT FOR CAUSE
The following table shows the cash amount and values of equity awards and other benefits that could be received by the named executive officers in the event Viad terminates employment without cause (not for death, disability or cause), assuming that the executive had a qualifying termination date of December 31, 2013.

48	Viad Corp | EXECUTIVE COMPENSATION

Estimated Benefits in the Event of Involuntary Termination Not For Cause
In Dollars ($)

	Dykstra[1]	Ingersoll[2]	Moster[2]	Hannan[2,3]	Kuczynski[2]	Aggregate Payments
Cash Severance Payment	1,545,000	387,000	207,500	301,500	166,000	2,607,000
Annual Incentive Cash Bonus	269,600	85,200	—	190,316	67,100	612,216
Stock Options[4]	—	—	—	—	—	—
Restricted Stock (or Units)	1,785,328	769,506	725,058	350,028	327,804	3,957,724
PBRS (or Units)	—	—	—	—	—	—
Performance Units	1,677,900	677,900	625,100	304,700	288,000	3,573,600
Defined Contribution Benefit[5]	694,872	488,061	—	—	—	1,182,933
Welfare Benefits	77,250	38,700	41,500	—	33,200	190,650
Outplacement Services	30,000	30,000	30,000	—	30,000	120,000
Totals	6,079,950	2,476,367	1,629,158	1,146,544	912,104	12,244,123
________________________________

[1]	Mr. Dykstra’s employment agreement provides that he will receive post-termination payments and benefits upon Viad’s termination of his employment without cause, including:

•	Lump sum cash payment of the sum of (1) two times his then-current annual salary and (2) a pro-rata portion of his then-current target cash bonus under the Management Incentive Plan

•	Vesting of his unvested options and restricted stock awards upon expiration of the vesting period, each on a pro-rata basis

•	Vesting of earned performance-based restricted stock and earned performance units upon expiration of the performance period, each on a pro-rata basis

•	Outplacement services

•
Continued participation in employee health and welfare benefit plans until reaching the eligibility age for retiree medical (age 55) at the level of benefits no less than those in existence on December 31, 2012

•
Such payments and benefits would be in lieu of all other severance that might be payable to Mr. Dykstra under any Viad severance policies or under the terms of the stock option agreement or other incentive stock award agreements

[2]
The executive will receive outplacement services and full ownership of restricted stock (or units), earned performance-based restricted stock (or units) and earned performance units upon lapse of the vesting or performance period. In February 2007, the Board adopted, upon recommendation of the Human Resources Committee, a severance arrangement for executive officers of Viad, which codified Viad’s historical, discretionary practice to provide severance cash payments for Viad’s termination of an executive officer without cause (not for death, disability or cause). Under the Executive Officer Continuation of Pay Policy, executives with less than seven years of service with Viad would receive six months of salary, while executive officers with seven or more years of service with Viad would receive up to one year’s salary, except in the case of Mr. Hannan (see Note 3, below). Executive officers would receive continued health and welfare benefits during the severance period and a pro-rata annual cash incentive award under the Management Incentive Plan for the calendar year in which they were last employed, if earned. No payment, however, would be made under the Executive Officer Continuation of Pay Policy unless the executive officer executes a general release containing a release of all claims against Viad, a covenant not to sue, a non-competition covenant and a non-disparagement agreement, in form and substance satisfactory to Viad. The terms of any written agreement relating to severance payment upon termination of an executive officer without cause that is approved by the Board will supersede the policy, and exceptions to the policy may be made if recommended by the CEO of Viad and approved by the Human Resources Committee.

[3]
As disclosed in Note 6 to the Summary Compensation Table and elsewhere in this proxy statement, Mr. Hannan resigned from the Company effective January 2, 2014. For purposes of this Table, had Mr. Hannan been terminated by Viad without cause as of December 31, 2013, Mr. Hannan would have received one year’s salary and one year’s annual cash incentive award under the Management Incentive Plan at target level for 2013. His estimated benefits were converted from Canadian dollars to U.S. dollars at a rate of 0.9000 to 1, except that the Canadian exchange rate of 0.8935 was used for his annual incentive cash bonus as this was the rate on the date of payout.

[4]	All stock options held by the NEOs were fully vested and exercisable as of December 31, 2013. Each executive is entitled to exercise all vested options within three months after the termination date.

Viad Corp | EXECUTIVE COMPENSATION	49

[5]
As disclosed in Note 4 to the Nonqualified Deferred Compensation Table and elsewhere in this proxy statement, Viad established the Defined Contribution Plan in 2013 to replace the payment of lump sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll. Under the provisions of the Defined Contribution Plan, if a participant’s employment is terminated, voluntarily or involuntarily, under circumstances other than retirement (as that term is defined in the master plan document), the participant shall receive his or her vested account balance (as that term is defined in the master plan document) in either a lump sum payment or annual installment payments, at the participant’s election. Pursuant to Section 409A of the Internal Revenue Code and the regulations under that section, the vested account balance is calculated as of the close of business on the first day after the 6-month period immediately following the participant’s termination. The amounts listed in the table above are reasonable estimates of the vested account balances for Mr. Dykstra and Ms. Ingersoll as of the close of business on July 1, 2014. The disclosed amounts assume 2014 contributions under the plan will be retroactively credited back to January 2, 2014 and a 7.0% annual rate of return on the vested account balance.

Voluntary Termination for Good Reason
Mr. Dykstra’s employment agreement provides for post-termination payments upon his voluntary termination of employment for “good reason.” Upon employment termination, Mr. Dykstra will receive the same payments and benefits described above under the “Involuntary Termination Not For Cause” subsection, and such payment would be in lieu of all other severance that might be payable to Mr. Dykstra under any Viad severance policies or under the terms of the stock option agreement or other incentive stock award agreement. A “good reason” condition includes any of the following, provided it occurs without Mr. Dykstra’s consent:

•	Material reduction or change in Mr. Dykstra’s authority, duties or responsibilities

•	Material reduction in his annual base salary, unless made as part of an across-the-board reduction of annual base salary for other executive officers of Viad under the direction of the Board

•	Office relocation requiring an increased commute of more than 50 miles

•	Material breach of employment agreement by Viad

•	Successor to Viad fails to assume Viad’s obligations under the employment agreement
Mr. Dykstra’s employment agreement requires notice to be provided to Viad within 90 days of the good reason condition and provides Viad with an opportunity to remedy the situation. If the situation is remedied within 30 days of the notice, then the post-termination payments described in this section would not be made to Mr. Dykstra.
DEATH OR DISABILITY
The following table shows the cash amount and the value of equity that could be received by a named executive officer in the event of employment termination due to disability, or by the named executive officer’s estate in the event of employment termination due to death, assuming that the executive had a qualifying termination date of December 31, 2013.
Estimated Benefit in the Event of Death or Disability, In Dollars ($)

	Dykstra	Ingersoll	Moster	Hannan[1]	Kuczynski	Aggregate Payments
Annual Incentive Cash Bonus[2]	269,600	85,200	—	190,316	67,100	612,216
Stock Options[3]	—	—	—	—	—	—
Restricted Stock (or Units)[4]	1,785,328	769,506	725,058	350,028	327,804	3,957,724
Performance Units[4]	1,677,900	677,900	625,100	304,700	288,000	3,573,600
Totals	3,732,828	1,532,606	1,350,158	845,044	682,904	8,143,540
________________________________

[1]
Mr. Hannan’s estimated benefits were converted from Canadian dollars to U.S. dollars at a rate of 0.9000 to 1, except that the Canadian exchange rate of 0.8935 was used for his annual incentive cash bonus as this was the rate on the date of payout.

[2]	The Management Incentive Plan provides that the executives will be entitled to receive the accrued cash incentive payment, if earned, pro-rated to the date of employment termination.

50	Viad Corp | EXECUTIVE COMPENSATION

[3]
Stock options, if not exercisable, will fully vest upon the date of death or disability (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive (or personal representative) may exercise the option rights within three years following the date of disability or 12 months following the date of death.

[4]	The executives will receive full ownership of restricted stock (or units), earned PBRS (or units) and earned performance units upon lapse of the vesting or performance period.
MR. HANNAN’S TRANSITION SERVICES AGREEMENT
In order to ensure a smooth leadership transition following his departure from the Company, the Company and Mr. Hannan entered into a transition services agreement, effective as of January 2, 2014. Additional information regarding the terms of Mr. Hannan’s transition services agreement is provided in Note 6 to the “Summary Compensation Table” section of this proxy statement.
FORFEITURE AND REIMBURSEMENT PROVISIONS FOR DETRIMENTAL CONDUCT

In order to protect Viad and its operating companies and to help ensure the long-term success of the business, annual incentive compensation and long-term incentive compensation are subject to forfeiture and reimbursement (i.e., “clawback”) provisions relating to the following conduct:

•
an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies

•
an officer or employee was aware of and failed to report another officer or employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies

•	an officer or employee acted significantly contrary to the best interests of Viad
The clawback provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, the annual incentive compensation and long-term incentive compensation award agreements also provide Viad with the right to stop the NEO, through a court-ordered injunction, from working for competitors and from soliciting customers and employees following employment termination. Viad also may seek monetary damages for such activities.
The following incentive compensation is subject to clawback provisions:

•	awards of restricted stock (or units), performance-based restricted stock (or units) and performance units granted in the last two years of employment

•	all cash bonuses paid during the last 18 months of employment for awards

•	outstanding, vested but not exercised, stock options

•	any gain (without regard to tax effects) realized from the exercise of an option subject to the forfeiture and reimbursement provisions

Viad Corp | EXECUTIVE COMPENSATION	51

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2013, with respect to shares of Viad’s common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below consists of the 1997 Viad Corp Omnibus Incentive Plan and the 2007 Viad Corp Omnibus Incentive Plan, the latter of which was approved by Viad’s shareholders at the 2007 Annual Meeting of Shareholders on May 15, 2007 and re-approved at the 2012 Annual Meeting of Shareholders on May 15, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[1]
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders:
2007 Viad Corp Omnibus Incentive Plan (the “2007 Plan”)	295,801	$18.82	983,971
1997 Viad Corp Omnibus Incentive Plan (the “1997 Plan”)	18,522	$35.28	—
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	314,323	$19.79	983,971
______________________

[1]
The 2007 Plan has a 10-year term and provides for the following types of awards to officers, directors and certain other employees: (a) incentive and non-qualified stock options; (b) restricted stock (and units); (c) performance units or performance shares; (d) stock appreciation rights; (e) cash-based awards; and (f) certain other stock-based awards. The number of shares of common stock available for grant under the 2007 Plan is limited to 1,700,000 shares plus shares awarded under the 1997 Plan that subsequently cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent the shares are exercised for, or settled in, vested and non-forfeited shares) up to an aggregate maximum of 1,500,000 shares.

52	Viad Corp | EXECUTIVE COMPENSATION

AUDIT COMMITTEE REPORT

THE COMMITTEE
The Audit Committee of the Board is comprised solely of independent directors and was appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Viad, (2) the independent auditors’ qualifications and independence, (3) the performance of Viad’s internal audit function and the independent auditors and (4) the compliance by Viad with legal and regulatory requirements, including oversight of Viad’s Always Honest® Compliance and Ethics Program.
MEETINGS AND RESPONSIBILITIES
The Committee met 11 times in 2013. Committee members are also available to consult with management and the independent auditors throughout the year. The Committee regularly meets in general and private sessions with management of Viad and with Viad’s internal auditors and the independent auditors. The Committee receives and discusses its reports and encourages open and detailed discussion of all matters related to responsibilities of the Committee.
FINANCIAL STATEMENTS RECOMMENDATION
The Audit Committee recommended that the audited financial statements of Viad for 2013 be included in Viad’s Annual Report on Form 10-K filed with the SEC on March 7, 2014. A copy of that report is included with your proxy materials. In connection with its recommendation, the Committee did the following:

•	Reviewed and discussed the audited financial statements of Viad with management

•
Discussed with the independent auditors of Viad matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. That statement requires that the independent auditors communicate to the Committee matters related to the conduct of the audit such as: the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments, whether or not recorded

•
Received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of the independent auditors, and discussed with the independent auditors the independent auditors’ independence

It is not the duty of the Committee to plan or conduct audits or to determine that Viad’s financial statements are complete or accurate or in accordance with generally accepted accounting principles. Those are the responsibilities of management and Viad’s independent auditors. In giving its recommendation to the Board of Directors that the audited financial statements of Viad for 2013 be included in Viad’s Annual Report on Form 10-K, the Committee relied on management’s representations and the report of Viad’s independent auditors with respect to the financial statements. A report of Viad’s management concerning management’s responsibility for financial reporting, and the report and opinion of Deloitte & Touche LLP, Viad’s independent auditors, are included in Viad’s Annual Report on Form 10-K and should be read in conjunction with the audited financial statements of Viad.
DISCLOSURE CONTROLS AND INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures and internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for expressing an opinion on the effectiveness of Viad’s internal control over financial reporting.

Viad Corp | AUDIT COMMITTEE REPORT	53

During 2013 and through the filing of Viad’s 2013 Annual Report on Form 10-K, management completed the documentation, testing and evaluation of Viad’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee was kept informed of the progress of the evaluation during the process. The Committee received periodic updates provided by management and Deloitte & Touche LLP at Committee meetings.
The Committee has discussed with Deloitte & Touche LLP the matters required under Auditing Standard No. 5 (“An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements”) of the Public Company Accounting Oversight Board. That standard requires Viad’s independent auditors to report on their audit of Viad’s internal control over financial reporting performed in conjunction with their audit of Viad’s consolidated financial statements. At the conclusion of the process, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of Viad’s internal control over financial reporting.
The Committee also reviewed the report of Deloitte & Touche LLP relating to its audit of the effectiveness of Viad’s internal control over financial reporting.

AUDIT COMMITTEE
Robert E. Munzenrider, Chairman
Isabella Cunningham
Richard H. Dozer
Edward E. Mace
Albert M. Teplin

54	Viad Corp | AUDIT COMMITTEE REPORT

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VIAD’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2014

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accountants for 2014, and the Board of Directors ratified the appointment. The following resolution concerning the appointment of Deloitte & Touche LLP as Viad’s independent auditors will be offered at the 2014 Annual Meeting of Shareholders:
RESOLVED, that the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors of Viad Corp (the “Corporation”) to audit the accounts of the Corporation and its subsidiaries for the fiscal year 2014 is hereby ratified.
Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. Although the listing standards of the NYSE and the charter of the Committee require Viad’s independent registered public accountants to be engaged, retained and supervised by the Committee, the Board considers the selection of the independent registered public accountants to be an important matter of shareholder concern and is submitting appointment of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. No determination has been made as to what action the Audit Committee and the Board would take if the shareholders do not approve the appointment.
Viad anticipates that a representative of Deloitte & Touche LLP will attend the 2014 Annual Meeting, respond to appropriate questions and be afforded the opportunity to make a statement.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Viad’s independent registered public accountants for 2014.
FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The following is a summary of the aggregate fees billed to Viad by its independent registered public accountants, Deloitte & Touche LLP, for professional services provided for the fiscal years ended December 31, 2012 and 2013.

	2012 Fees	2013 Fees
Fee Category	($)	($)
Audit Fees[1]	1,781,265	1,908,989
Audit-Related Fees[2]	216,096	262,373
Tax Fees[3]	172,284	247,670
All Other Fees[4]	—	—
Total Fees	2,169,645	2,419,032
______________________

[1]
Audit Fees. Consists of fees billed for professional services provided for the audits of Viad’s financial statements for the fiscal years ended December 31, 2012 and 2013, and for review of the financial statements included in Viad’s quarterly reports on Form 10-Q for those fiscal years. Fees in 2012 and 2013 also were incurred in connection with the audit of Viad’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]
Audit-Related Fees. Consists of fees billed for services provided to Viad for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance and consultation and ad hoc fees for consultation on financial accounting and reporting standards.

[3]	Tax Fees. Consists of fees billed for services provided to Viad for tax services, which generally include fees for corporate tax planning, consultation and compliance.

Viad Corp | PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VIAD’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2014	55

[4]
All Other Fees. Consists of fees billed for all other services provided to Viad, which generally include fees for consultation regarding computer system controls and human capital consultations. No services were performed related to financial information systems design and implementation for the fiscal years ended December 31, 2012 and 2013.

None of the above-described professional services were approved by the Audit Committee in reliance on the de minimus exception to the pre-approval requirements under federal securities laws and regulations.
The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s written policy is to pre-approve all audit and permissible non-audit services provided by Viad’s independent registered public accountants, which is Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other permissible non-audit services. Any service incorporated within the engagement letter of the independent registered public accountants, which is approved by the Committee, is deemed pre-approved. Any service identified as to type and estimated fee in the written annual service plan of the independent registered public accountants, which is approved by the Committee, is deemed pre-approved up to the dollar amount provided in such annual service plan.
During the year, the independent registered public accountants also provide additional accounting research and consultation services required by, and incident to, the audit of Viad’s financial statements and related reporting compliance. These additional audit-related services are pre-approved up to the amount provided in the annual service plan which is approved by the Committee. The Committee may also pre-approve services on a case-by-case basis during the year, or the Chairman of the Committee may give such pre-approval in writing on behalf of the Committee. The Chairman reviews his pre-approvals with the full Committee not later than at the Committee’s next meeting.
The Committee’s approval of proposed services and fees are noted in the meeting minutes of the Committee and/or by signature on behalf of the Committee on the engagement letter. The independent registered public accountants are periodically requested to summarize the services and fees paid to date, and report to the Committee whether the services and fees have been pre-approved in accordance with the required pre-approval process of the Committee.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
The Human Resources Committee, which is comprised entirely of independent directors, and the full Board believe that the executive compensation policies, procedures and decisions made with respect to Viad’s NEOs are competitive, are based on Viad’s pay-for-performance philosophy and are focused on achieving Viad’s goals and enhancing shareholder value.
The following proposal, which is being submitted pursuant to Section 14A of the Exchange Act, provides Viad’s shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of Viad’s NEOs, as disclosed in this proxy statement. This vote, which occurs annually, is not intended to address any specific element of Viad’s executive compensation program, but rather the overall compensation program for Viad’s named executive officers. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” section of this proxy statement, which provides details as to Viad’s compensation policies, procedures and decisions regarding the NEOs, as well as the tables and other information in the “Executive Compensation” section of this proxy statement.
For the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks Viad’s shareholders to vote “FOR” the adoption of the following resolution to be presented at the 2014 Annual Meeting of Shareholders:
RESOLVED, that the shareholders of Viad Corp (the “Corporation”) approve, on an advisory basis, the overall compensation of the Corporation’s named executive officers set forth in the Compensation Discussion and Analysis, Summary Compensation Table and related compensation tables, notes and narrative discussion in the Proxy Statement for the Corporation’s 2014 Annual Meeting of Shareholders.

56	Viad Corp | PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Although this advisory vote is not binding upon the Board or Viad, the Board and the Human Resources Committee will review and consider and take into account the voting results, as it has in previous years, when making future decisions regarding executive compensation to the extent they can determine the cause of any significant negative voting.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” this proposal.

VOTING PROCEDURES AND REVOKING YOUR PROXY

VOTING PROCEDURES

In order to be elected as a director in an uncontested election, the number of shares voted “for” a director nominee from the shares present and voting in person or by proxy must exceed the number of shares voted “against” the director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, director nominees must receive a plurality of the shares present and voting in person or by proxy in order to be elected. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, except as otherwise provided by law or our Certificate of Incorporation or the Bylaws. You may not cumulate votes.
Shares voted by shareholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who are entitled to vote on the subject matter and who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.
Banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on Proposal 2 (ratifying the appointment of Deloitte & Touche LLP as Viad’s independent registered public accountants), but not on Proposals 1 or 3. Under the rules of the NYSE, the only agenda item to be acted upon at our 2014 Annual Meeting of Shareholders with respect to which a broker or nominee will be permitted to exercise voting discretion is Proposal 2. Therefore, if a beneficial holder of Viad common stock does not give the broker or nominee specific voting instructions on Proposals 1 or 3, the holder’s shares will not be voted on those proposals and a broker non-vote will occur. The affirmative vote of holders of the majority of all votes cast by holders of Viad’s outstanding stock entitled to vote is required to approve each of the proposals. Abstentions and broker non-votes will not be included in the vote totals and, as such, will have no effect on the outcome of the proposals.
Your proxy will be voted in accordance with the instructions you place on the proxy card. Unless you vote otherwise, all shares represented by your returned signed proxy will be voted as noted on page 1 of this proxy statement. If you are a participant in a 401(k) plan of Viad or one of its subsidiaries, your proxy will serve as a voting instruction to the respective trustee. In a 401(k) plan, if no voting instructions are received from a participant, the trustees will vote those shares in accordance with the majority of shares voted in such plans for which instructions were received or in the discretion of such trustees as their fiduciary duty may require.
Viad has adopted a procedure approved by the SEC called “householding” in order to reduce printing and mailing costs. Shareholders of record who have the same address and last name will receive only one copy of this proxy statement and the Annual Report, unless one or more of these shareholders notifies Viad that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you do not wish to participate in householding and prefer to receive a separate copy of this proxy statement and the Annual Report, if you prefer to receive separate copies of these documents in the future or if you are currently receiving separate copies of these documents and would like to request delivery of a single copy of the documents in the future, please contact Viad’s transfer agent, Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874 (telephone number: 1-800-453-2235). Viad will promptly deliver a separate copy of this proxy statement and the Annual Report upon receiving your request. Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Viad Corp | VOTING PROCEDURES AND REVOKING YOUR PROXY	57

REVOKING YOUR PROXY

Your proxy may be revoked if you either:

•
Deliver a signed, written revocation letter, dated later than the proxy, to Deborah J. DePaoli, General Counsel and Secretary, at our Phoenix address listed in the notice of meeting attached to this proxy statement

•	Deliver a signed proxy, dated later than the first one, to Viad Corp, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, Minnesota 55164-0873

•	Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person

SOLICITATION OF PROXIES

The cost of solicitation will be borne by Viad. Solicitation of proxies will be made primarily through the use of the mails, but directors, officers and regular employees of Viad may solicit proxies personally, by telephone or otherwise, and no additional compensation will be paid to such individuals. Viad will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may submit proposals and director nominations which may be proper subjects for inclusion in the proxy statement and form of proxy for consideration at the Annual Meeting of Shareholders. To be considered in the proxy statement or at an annual or special meeting, proposals and director nominations must be submitted on a timely basis, in addition to meeting other legal requirements. Viad must receive proposals and nominations for the 2015 Annual Meeting of Shareholders no later than December 11, 2014, for possible inclusion in the proxy statement, or on or between January 22, 2015 and February 21, 2015, for possible consideration at the meeting, which is expected to be held on Thursday, May 21, 2015. Proposals, director nominations or related questions should be directed in writing to the undersigned at the address listed in the notice of meeting attached to this proxy statement.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.
A copy of Viad’s 2013 Annual Report filed with the SEC is enclosed herewith and is available on Viad’s website at www.viad.com by clicking onto the link “2014 Annual Meeting-Proxy Materials.” You may also obtain Viad’s other SEC filings and certain other information concerning Viad through the Internet at www.sec.gov and www.viad.com, respectively. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

By Order of the Board of Directors
DEBORAH J. DEPAOLI
General Counsel and Secretary

58	Viad Corp | SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

VIAD CORP

ANNUAL MEETING OF SHAREHOLDERS

The Ritz-Carlton
2401 East Camelback Road
Phoenix, AZ 85016

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 22, 2014.

The shares of Viad Corp common stock you hold in your account will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Richard H. Dozer and Albert M. Teplin, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders and all adjournments.

This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted for each proposal.

See reverse for voting instructions.

VIAD

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/vvi
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 21, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 21, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR each Proposal.

1. Election of directors:

	FOR	AGAINST	ABSTAIN
1a. Paul B. Dykstra	☐	☐	☐
1b. Edward E. Mace	☐	☐	☐
1c. Margaret E. Pederson	☐	☐	☐

3. Advisory approval of named executive officer compensation. ☐ For ☐ Against ☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If shares are held in joint tenancy, all joint tenants must sign. Trustees, administrators, etc., must include title and authority. Corporations must provide full name of corporation and title of authorized officer signing this Proxy.